Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-196098, 333-196098-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 20, 2014

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 20, 2014)

$

Teekay Offshore Partners L.P.

Teekay Offshore Finance Corp.

    % Notes due 2019

We are offering $         aggregate principal amount of our     % Notes due July     , 2019 (the Notes or our Notes).

Teekay Offshore Finance Corp. is acting as co-issuer of the Notes.

We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $         aggregate principal amount of the Notes.

The Notes will bear interest from the date of original issue until maturity at a rate of     % per year. Interest will be payable quarterly in arrears on the 30th day of January, April, July and October of each year, commencing on July 30, 2014. The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We intend to apply to have the Notes listed on the New York Stock Exchange (or NYSE). If the application is approved, trading of our Notes on NYSE is expected to begin within 30 days after the original issue date of our Notes. Currently, there is no public market for the Notes.

The Notes will be our unsubordinated unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt as well as to existing and future debt of our subsidiaries.

Investing in the Notes involves a high degree of risk. The Notes have not been rated. Please read “Risk Factors” beginning on page S-26 of this prospectus supplement and page 3 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	$	$
Underwriting discount and commissions (1)	$	$
Proceeds to us (before expenses) (2)	$	$

(1)	We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $ aggregate principal amount of the Notes. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $ and total proceeds to us before other expenses will be $ .
(2)	For sales to retail investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. For sales to institutional investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. See “Underwriting.”
(3)	Excludes the amount payable to Sterne Agee and DNB Markets as a structuring fee in connection with the offering. Please read “Underwriting.”

Delivery of our Notes is expected to be made in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, against payment in New York, New York on or about May    , 2014.

Joint Book-Running Managers and Structuring Agents

Sterne Agee	DNB Markets

Co-Managers

ABN AMRO
Raymond James
Scotiabank

May     , 2014.

Prospectus Supplement

Base Prospectus

S-i

ALTERNATIVE SETTLEMENT DATE

It is expected that delivery of the Notes will be made on or about the closing date specified on the cover page of this prospectus, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the initial pricing date of the Notes or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to constitute a part of this prospectus except as so modified or superseded.

You should rely only on the information contained in this prospectus, any related free writing prospectus and the documents incorporated by reference into this prospectus. Neither we nor any of the underwriters have authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any free writing prospectus, as well as the information we previously filed with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a free writing prospectus or a future filing with the SEC incorporated by reference in this prospectus.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “the Partnership,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the Notes described herein, shall mean specifically Teekay Offshore Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any related free writing prospectus, and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

ABOUT TEEKAY OFFSHORE FINANCE CORP.

Teekay Offshore Finance Corp. is a Marshall Islands corporation and wholly owned subsidiary of Teekay Offshore Partners. It has nominal assets and its activities will be limited to co-issuing the Notes and engaging in other activities incidental thereto. Teekay Offshore Finance Corp. is acting as co-issuer of the Notes to allow investment in the Notes by institutional investors that may not otherwise be able to invest due to our structure and investment restrictions under their respective states of organization or charters. You should not expect Teekay Offshore Finance Corp. to be able to service obligations on the Notes.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any free writing prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the year ended December 31, 2013 (or our 2013 Annual Report), and our Report on Form 6-K for the three months ended March 31, 2014. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

Forward-looking statements in this prospectus or incorporated by reference herein include, among others, statements about the following matters:

•	our distribution policy and our ability to make cash distributions on our units or any increases in quarterly distributions;

•	growth prospects of the offshore and tanker markets;

•	our potential additional shuttle tanker, floating storage and off-take (or FSO) and floating production, storage and offloading (or FPSO) projects;

•	the recent economic downturn and financial crisis in the global market, and potential negative effects on our customers’ ability to charter our vessels and pay for our services;

•	the expected commencement date and estimated cost of FPSO and FSO projects;

•	the estimated cost and expected delivery dates of conversions of existing vessels, and the expected commencement of their time-charter contracts;

•	the timing and certainty of completing the acquisition of Logitel Offshore Holdings (or Logitel) and the timing of commencing the charters of the two floating accommodation units that it owns;

•	the timing and certainty of the ALP vessel deliveries;

•	offshore and tanker market fundamentals, including the balance of supply and demand in the offshore and tanker markets;

•	our competitive advantage in the shuttle tanker market;

•	the expected lifespan of our vessels;

•	the estimated cost and expected delivery dates of our towage vessel and floating accommodation unit and newbuildings;

•	the potential for additional HiLoad Dynamic Positioning (or DP) projects;

•	the potential for additional ocean towage projects;

•	the estimated sales price or scrap value of vessels;

•	estimated capital expenditures and our ability to fund them;

•	our ability to refinance our revolving credit facilities in 2014;

•	expected increases in vessel operating expenses and charter rates for our vessels;

•	our ability to maintain and expand long-term relationships with major crude oil companies, including our ability to service fields until they no longer produce;

•	the derivation of a substantial majority of revenue from a limited number of customers;

•	our ability to leverage to our advantage Teekay Corporation’s relationships and reputation in the shipping industry;

•	our continued ability to enter into fixed-rate time charters with customers;

•	obtaining offshore projects that we or Teekay Corporation bid on or that Teekay Corporation is awarded;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	the ability of the counterparties to our derivative contracts to fulfill their contractual obligations;

•	our expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	anticipated funds for liquidity needs and the sufficiency of cash flows;

•	the future valuation of goodwill;

•	our expectations as to any impairment of our vessels;

•	the adequacy of our insurance coverage;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards applicable to our business;

•	the expected impact of heightened environmental and quality concerns of insurance underwriters, regulators and charterers;

•	anticipated taxation of our partnership and its subsidiaries;

•	our general and administrative expenses as a public company and expenses under service agreements with other affiliates of Teekay Corporation and for reimbursements of fees and costs of Teekay Offshore GP L.L.C., our general partner (or the General Partner);

•	our ability to avoid labor disruptions and attract and retain highly skilled personnel; and

•	our business strategy and other plans and objectives for future operations.

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein and does not contain all the information that you should consider before deciding whether to invest in our Notes. For a more complete understanding of Teekay Offshore and this offering of our Notes, we encourage you to carefully read this entire prospectus and the other documents incorporated by reference herein.

Our Partnership

Teekay Offshore Partners is an international provider of marine transportation, oil production and storage services to the offshore oil industry, focusing on the fast-growing, deep water offshore oil regions of the North Sea and Brazil. We were formed in August 2006 by Teekay Corporation (NYSE:TK), a leading provider of marine services to the global oil and gas industries, to further develop its operations in the offshore market. Our growth strategy focuses on expanding our fleet of shuttle tankers, floating storage and offtake (or FSO) units and floating production, storage and offloading (or FPSO) units under long-term, fixed-rate time charters and expanding into related offshore services, including specialized towage and floating accommodation units. We intend to continue our practice of acquiring shuttle tankers and FSO and FPSO units as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We seek to capitalize on opportunities emerging from the global expansion of the offshore transportation, production and storage sectors by selectively targeting long-term, fixed-rate time charters. We have entered into and may enter into additional joint ventures and partnerships with companies that may provide increased access to long-term, fixed-rate time charter opportunities or we may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. We have rights to participate in certain other FPSO and shuttle tanker opportunities that may be provided by Teekay Corporation, Sevan Marine ASA (or Sevan) and Remora AS (or Remora). Our operating fleet operates under medium to long-term, stable contracts and we are structured as a publicly-traded master limited partnership. Teekay Corporation indirectly owns and controls our general partner and beneficially owns a 27.9% limited partner interest in us and owns and controls our general partner.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us and our subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us substantially all of our administrative services and to our subsidiaries substantially all of their strategic, business development, advisory, ship management, commercial, technical and administrative services.

Our Fleet

As of May 1, 2014, our fleet consisted of:

•

Shuttle Tankers. We have 35 vessels (including one vessel committed for an FSO conversion upon the expiration of its current contract in 2015 and the HiLoad DP unit scheduled to complete operational testing in the second quarter of 2014) that mainly operate under fixed-rate contracts of affreightment, time charters and bareboat charters. Of the 35 shuttle tankers, six are held through 50% owned subsidiaries, three through a 67% owned subsidiary and two are chartered-in by us, with the remainder owned 100% by us. All of these shuttle tankers provide transportation services to energy companies, primarily in the North Sea and Brazil. The average term of our contracts of affreightment, weighted based on vessel years, is 2.8 years, and our time charters and bareboat charters had an average remaining contract term of approximately 5.7 years as of May 1, 2014. As of May 1, 2014, our shuttle tanker fleet, including newbuildings on order, had a total cargo capacity of approximately 4.3 million deadweight tonnes (or dwt), representing 39% of the total tonnage of the world shuttle tanker fleet.

•	FPSO Units. We have four FPSO units, in which we have 100% ownership interests and one FPSO unit in which we have a 50% ownership. These vessels operate under operations and charter contracts with major energy companies in the North Sea and Brazil. We use the FPSO units to provide production, processing and storage services to oil companies operating offshore oil field installations. The FPSO contracts have an average remaining term of approximately 4.2 years. As of May 1, 2014, our FPSO units had a total production capacity of approximately 0.2 million barrels of oil per day.

•	Conventional Tankers. We have a fleet of four Aframax conventional crude oil tankers. Two of these four tankers, which are equipped for lightering, operated under fixed-rate bareboat charters with Skaugen PetroTrans. In January and February of 2014, the bareboat charters for these two tankers were novated under the same terms to a subsidiary of Teekay Corporation. We have 100% ownership in all of these vessels. The average remaining term on these time charter and bareboat charter contracts is approximately 4.1 years. As of May 1, 2014, our conventional tankers had a total cargo capacity of approximately 0.4 million dwt.

•	FSO Units. We have a fleet of six FSO units (including one committed FSO conversion unit), in which we have a 100% ownership interests in five FSO units and an 89% ownership interest in one FSO unit. All of the FSO units operate under fixed-rate contracts, with an average remaining term of approximately 5.2 years. As of May 1, 2014, our FSO units had a total cargo capacity of approximately 0.7 million dwt.

•	Towage Vessels. We have four long-haul towing and anchor handling vessel newbuildings which are scheduled to deliver in 2016 and in which we have 100% ownership interests.

Potential Additional Shuttle Tanker, FSO and FPSO Projects

Pursuant to an omnibus agreement that we entered into in connection with our initial public offering in December 2006 (or the Omnibus Agreement), Teekay Corporation is obligated to offer to us its interest in certain shuttle tankers, FSO units and FPSO units Teekay Corporation owns or may acquire in the future, provided the vessels are servicing contracts with remaining durations of greater than three years. We may also acquire other vessels that Teekay Corporation may offer us from time to time and we intend to pursue direct acquisitions from third parties and new offshore projects.

Pursuant to the Omnibus Agreement and a subsequent agreement thereto, Teekay Corporation is obligated to offer to sell to us the Petrojarl Foinaven FPSO unit, an existing unit owned by Teekay Corporation and operating under a long-term contract in the North Sea, subject to approvals by the charterer. When Teekay Corporation makes the offer, the purchase price for the Petrojarl Foinaven FPSO unit will be based on fair market value.

In May 2011, Teekay Corporation entered into a joint venture agreement with Odebrecht Oil & Gas S.A. (a member of the Odebrecht group) (or Odebrecht) to jointly pursue FPSO projects in Brazil. Odebrecht is a well-established Brazil-based company that operates in the engineering and construction, petrochemical, bioenergy, energy, oil and gas, real estate and environmental engineering sectors, with over 120,000 employees and a presence in over 20 countries. Through the joint venture agreement, Odebrecht has become a 50 percent partner in the Cidade de Itajai FPSO project and Teekay Corporation is currently working with Odebrecht on other FPSO project opportunities that, if awarded, may result in offers to us to acquire Teekay Corporation’s interests in such projects, pursuant to the Omnibus Agreement.

In June 2011, Teekay Corporation entered into a contract with BG Norge Limited to provide a harsh weather FPSO unit to operate in the North Sea. The contract will be serviced by a newbuilding FPSO unit, the Petrojarl Knarr (or Knarr), which is being constructed by Samsung Heavy Industries for a fully built-up cost of approximately $1 billion. Pursuant to the Omnibus Agreement, Teekay Corporation is obligated to offer to us its interest in the Knarr FPSO project at Teekay Corporation’s fully built-up cost within a year after the commencement of the charter, which commencement is expected to occur in the fourth quarter of 2014.

Teekay Corporation owns three additional FPSO units, the Hummingbird Spirit FPSO, the Petrojarl Banff FPSO and the Petrojarl 1 FPSO, which may also be offered to us in the future pursuant to the Omnibus Agreement.

In May 2013, we entered into an agreement with Statoil Petroleum AS (or Statoil), on behalf of the field license partners, to provide an FSO unit for the Gina Krog oil and gas field located in the North Sea. The contract will be serviced by a new FSO unit that will be converted from the 1995-built shuttle tanker, Randgrid, which we currently own through a 67%-owned subsidiary. The FSO conversion project is expected to be completed for a gross capital cost of approximately $277 million, including amounts reimbursable upon delivery of the unit relating to installation and mobilization, and the cost of acquiring the remaining 33% ownership interest in the Randgrid shuttle tanker. Following scheduled completion in early 2017, the newly converted FSO unit will commence operations under a three-year time-charter contract to Statoil, which also includes 12 additional one-year extension options.

In May 2013, we entered into a ten-year charter contract, plus extension options, with Salamander Energy plc (or Salamander) to supply an FSO unit in Asia. We are converting our 1993-built shuttle tanker, the Navion Clipper, into an FSO unit for an estimated fully built-up cost of approximately $70 million (including reimbursable installation costs). The unit is expected to commence its charter contract with Salamander in the third quarter of 2014.

Business Strategies

Our primary business objective is to increase distributions per unit by executing the following strategies:

•	Expand Global Operations in High Growth Regions. We seek to expand our shuttle tanker, FPSO unit and FSO unit operations into growing offshore markets such as Brazil. In addition, we intend to pursue offshore oil production, storage and transportation opportunities in existing markets such as the North Sea.

•	Pursue Further Opportunities in the Offshore Sector. We believe that Teekay Corporation’s ownership of Teekay Petrojarl AS (or Teekay Petrojarl), a leading operator in the FPSO sector, will enable us to competitively pursue additional FPSO projects anywhere in the world by combining Teekay Petrojarl’s engineering and operational expertise with Teekay Corporation’s global marketing organization and extensive customer and shipyard relationships. We believe that Teekay Corporation’s (i) 2011 joint venture agreement with Odebrecht to jointly pursue FPSO projects in Brazil and (ii) arrangements with Sevan and Remora by which Teekay Corporation will have access to offshore production projects developed by both companies in the future, in each case, will also expand our offshore opportunities. In addition, we intend to pursue opportunities to expand into related offshore services, including specialized towage and floating accommodation units.

•

Acquire or construct additional vessels to serve under long-term, fixed-rate contracts. We intend to continue acquiring and constructing shuttle tankers, FSO units and FPSO units with long-term contracts, rather than ordering vessels on a speculative basis. We believe this approach facilitates the financing of new vessels based on their anticipated future revenues and ensures that new vessels will be employed upon acquisition, which should provide stable cash flows.

•	Provide superior customer service by maintaining high reliability, safety, environmental and quality standards. Energy companies seek transportation partners that have a reputation for high reliability, safety, environmental and quality standards. We intend to leverage Teekay Corporation’s operational expertise and customer relationships to further expand a sustainable competitive advantage with consistent delivery of superior customer service.

Competitive Strengths

We believe that we are well positioned to execute our business strategies because of the following competitive strengths:

•	Leading Position in the Shuttle Tanker Sector. We are the world’s largest owner and operator of shuttle tankers, as we own or operate 35 vessels (including one vessel committed for an FSO conversion upon the expiration of its current contract in 2015 and the HiLoad DP unit scheduled to complete operational testing in the second quarter of 2014) of the 93 vessels (including eight newbuildings) in the world shuttle tanker fleet. Our large fleet size (representing 39% of the total tonnage of the world shuttle tanker fleet) enables us to provide comprehensive coverage of charterers’ requirements and provides opportunities to enhance the efficiency of operations and increase fleet utilization.

•	Offshore Operational Expertise and Enhanced Growth Opportunities through Our Relationship with Teekay Corporation. Teekay Corporation has achieved a global brand name in the shipping industry and the offshore market, developed an extensive network of long-standing relationships with major energy companies and earned a reputation for reliability, safety and excellence. Some benefits we believe we receive due to our relationship with Teekay Corporation include:

•	access through services agreements to its comprehensive market intelligence and operational and technical sophistication gained from over 25 years of providing shuttle tanker and FSO services to offshore energy customers. We believe this expertise has assisted us in successfully operating existing FPSO units and will assist us in continuing to expand our position in the FPSO sector through Teekay Corporation’s ownership of Teekay Petrojarl and interests in other offshore businesses and our rights to participate in certain FPSO projects under the Omnibus Agreement;

•	access to Teekay Corporation’s general commercial and financial core competencies, practices and systems, which we believe enhances the efficiency and quality of operations;

•	enhanced growth opportunities and added competitiveness in bidding for transportation requirements for offshore projects and in attracting and retaining long-term contracts throughout the world; and

•	improved leverage with leading shipyards during periods of vessel production constraints due to Teekay Corporation’s established relationships with these shipyards and the high number of newbuilding orders it places.

•	Cash Flow Stability from Contracts with Leading Energy Companies. We benefit from stability in cash flows due to the long-term, fixed-rate contracts underlying most of our business. We have been able to secure long-term contracts because our services are an integrated part of offshore oil field projects and a critical part of the logistics chain of the fields. Due to the integrated nature of our services, the high cost of field development and the need for uninterrupted oil production, contractual relationships with customers with respect to any given field typically last until the field is no longer producing.

•	Disciplined Vessel Acquisition Strategy and Successful Project Execution. Our fleet has been built through successful new project tenders and acquisitions, and this strategy has contributed significantly to our leading position in the shuttle tanker market. A significant portion of our shuttle tanker fleet was established through the acquisition of Ugland Nordic Shipping AS in 2001 and Navion AS, Statoil Hydro ASA’s shipping subsidiary, in 2003. In addition, we have increased the size of our fleet through customized shuttle tanker, FPSO and FSO projects for major energy companies around the world.

Recent Developments

Acquisition of Logitel

In May 2014, we entered into a letter of intent to acquire Logitel, a Norway-based company focused on the high-end floating accommodation and service rig market. Logitel owns two floating accommodation units (or FAUs), which are based on the Sevan cylindrical hull design, currently under construction at the COSCO (Nantong) Shipyard (or COSCO) in China, and has options with COSCO to order up to an additional six FAUs. The first FAU has secured a three-year fixed-rate charter contract, plus extension options, with Petroleo Brasileiro SA (Petrobras) in Brazil and is scheduled for delivery in early-2015. We expect to enter into a long-term contract for the second FAU prior to its scheduled delivery in late-2015. The agreement with COSCO for the FAUs includes a payment schedule favorable to us, in which the majority of the purchase price is due upon delivery. We intend to finance the Logitel acquisition and the initial newbuilding payments through our existing liquidity and expect to secure long-term debt financing for the units prior to their scheduled deliveries. The Partnership expects the proposed acquisition to be finalized in the third quarter of 2014.

Acquisition of ALP and Newbuilding Order

In March 2014, we acquired ALP Maritime Services B.V. (or ALP), a Netherlands-based provider of long-haul ocean towage and offshore installation services to the global offshore oil and gas industry. ALP currently provides these services through a fleet of third-party owned vessels. As part of the transaction, we and ALP entered into an agreement with Niigata Shipbuilding & Repair of Japan for the construction of four state-of-the-art SX-157 Ulstein Design ultra-long distance towing and anchor handling vessel newbuildings, which will be equipped with DP capability, for a fully built-up cost of approximately $258 million. These newbuildings will be capable of long distance towing and offshore unit installation and decommissioning of large floating exploration, production and storage units, including FPSO units, floating liquefied natural gas (or FLNG) units and floating drill rigs. We intend to continue financing the newbuilding installments through our existing liquidity and expect to secure long-term debt financing for these vessels prior to their scheduled deliveries in 2016.

We acquired ALP for $2.6 million, which we paid in cash upon closing, and we also entered into an arrangement to pay additional compensation to three former shareholders of ALP if certain requirements are satisfied. This contingent compensation consists of $2.4 million, which is payable upon the delivery and employment of ALP’s four newbuildings throughout 2016, and up to $2.6 million, which is payable if ALP’s annual operating results from 2017 to 2021 meet certain targets. We have the option to pay up to one half of this compensation through the issuance of our common units. The contingent compensation is payable only if the three former shareholders are employed by ALP at the time the performance conditions are met. We also incurred a $1.0 million fee associated with the acquisition, which has been recognized in our general and administrative expenses in March 2014.

This acquisition of ALP and related newbuilding order represents our entrance into the long-haul ocean towage and offshore installation services business, which combines our infrastructure and access to capital with ALP’s experienced management team to further grow this niche business that is a natural complement to our existing offshore business.

FSO Contract

In May 2014, we entered into a ten-year contract extension with Apache Energy for the Dampier Spirit FSO unit, which operates on the Stag oil field offshore Western Australia. As part of the extension, the FSO unit is expected to enter into drydock for a total cost of approximately $11 million for capital upgrades during the second quarter of 2014. Under the new contract, the unit is expected to earn approximately $5.7 million in annual cash flow from vessel operations.

Business Overview

Shuttle Tanker Segment

A shuttle tanker is a specialized ship designed to transport crude oil and condensates from offshore oil field installations to onshore terminals and refineries. Shuttle tankers are equipped with sophisticated loading systems and DP systems that allow the vessels to load cargo safely and reliably from oil field installations, even in harsh weather conditions. Shuttle tankers were developed in the North Sea as an alternative to pipelines. The first cargo from an offshore field in the North Sea was shipped in 1977, and the first dynamically-positioned shuttle tankers were introduced in the early 1980s. Shuttle tankers are often described as “floating pipelines” because these vessels typically shuttle oil from offshore installations to onshore facilities in much the same way a pipeline would transport oil along the ocean floor.

Our shuttle tankers are primarily subject to long-term, fixed-rate time-charter contracts for a specific offshore oil field or under contracts of affreightment for various fields. The number of voyages performed under these contracts of affreightment normally depends upon the oil production of each field. Competition for charters is based primarily upon price, availability, the size, technical sophistication, age and condition of the vessel and the reputation of the vessel’s manager. Technical sophistication of the vessel is especially important in harsh operating environments such as the North Sea. Although the size of the world shuttle tanker fleet has been relatively unchanged in recent years, conventional tankers could be converted into shuttle tankers by adding specialized equipment to meet customer requirements. Shuttle tanker demand may also be affected by the possible substitution of sub-sea pipelines to transport oil from offshore production platforms.

As of May 1, 2014, there were approximately 93 vessels in the world shuttle tanker fleet (including eight newbuildings), the majority of which operate in the North Sea. Shuttle tankers also operate in Africa, Brazil, Canada, Asia and the US Gulf. As of May 1, 2014, we owned 33 shuttle tankers, in which our ownership interests ranged from 50% to 100%, and chartered-in an additional two shuttle tankers. Other shuttle tanker owners include Knutsen NYK Offshore Tankers AS, Transpetro, Viken Shipping, AET and J Lauritzen, which as of May 1, 2014 controlled fleets ranging from three to 23 shuttle tankers each. We believe that we have certain competitive advantages in the shuttle tanker market as a result of the quality, type and dimensions of our vessels combined with our market share in the North Sea and Brazil.

The following tables provide additional information about our shuttle tankers as of May 1, 2014:

Vessel	Capacity (dwt)	Built	Ownership	Positioning System	Operating Region	Contract Type (1)	Charterer	Contract End Date
Scott Spirit	106,000	2011	100%	DP2	North Sea	CoA	Chevron, Hess,
Navion Oslo	100,300	2001	100%	DP2	North Sea	CoA	Marathon Oil,
Navion Hispania	126,200	1999	100%	DP2	North Sea	CoA	ENI, Draugen
Navion Britannia (3)	124,200	1998	100%	DP2	North Sea	CoA	Transport, BP,
Navion Scandia	126,700	1998	100%	DP2	North Sea	CoA	ConocoPhillips,
Aberdeen	87,000	1996	In-chartered (until December 2014)	DP	North Sea	CoA	Total, Talisman,
Navion Europa (3)	130,300	1995	67%(4)	DP	North Sea	CoA	Nexen, MTDA,
Randgrid (3)(5)	124,500	1995	67%(4)	DP	North Sea	CoA	Dana Petroleum, Shell Int’l Trading & Shipping Co Ltd. and PetroCanada(2)
Navion Norvegia	130,600	1995	67%(4)	DP	North Sea	CoA	Majority of
Navion Oceania	126,400	1999	100%	DP2	North Sea	CoA	volumes are
Stena Natalita	108,100	2001	50%(6)	DP2	North Sea	CoA	life-of-field
Stena Alexita	127,000	1998	50%(6)	DP2	North Sea	CoA
Samba Spirit	154,100	2013	100%	DP2	Brazil	Time charter	BG	June 2023
Lambada Spirit	154,000	2013	100%	DP2	Brazil	Time charter	BG	July 2023
Bossa Nova Spirit	154,200	2013	100%	DP2	Brazil	Time charter	BG	November 2023
Sertanejo Spirit	154,200	2013	100%	DP2	Brazil	Time charter	BG	January 2024
Amundsen Spirit	106,000	2010	100%	DP2	North Sea	Time charter	Statoil (7)
Peary Spirit	106,000	2011	100%	DP2	North Sea	Time charter	Statoil (7)
Nansen Spirit	106,000	2010	100%	DP2	North Sea	Time charter	Statoil (7)
Sallie Knutsen	153,600	1999	In-chartered (until 2015)	DP2	North Sea	Time charter	Statoil (7)
Stena Sirita	126,900	1999	50%(6)	DP2	North Sea	Time charter	Esso	September 2015
Navion Anglia	126,400	1999	100%	DP2	Brazil	Time charter	Petrobras	June 2016
Navion Svenita	106,500	1997	100%	DP	Brazil	Time charter	Petrobras	December 2014
HiLoad DP Unit (8)	n/a	2010	100%	DP	Brazil	Time charter	Petrobras	March 2024
Navion Gothenburg	152,200	2006	50%(6)	DP2	Brazil	Bareboat	Petrobras (9)	July 2020
Nordic Brasilia	151,300	2004	100%	DP	Brazil	Bareboat	Petrobras (9)	July 2017
Nordic Rio	151,300	2004	50%(6)	DP	Brazil	Bareboat	Petrobras (9)	July 2017
Navion Stavanger	148,700	2003	100%	DP2	Brazil	Bareboat	Petrobras (9)	July 2019
Petroatlantic	93,000	2003	100%	DP2	North Sea	Bareboat	Teekay Corporation	March 2016
Petronordic	93,000	2002	100%	DP2	North Sea	Bareboat	Teekay Corporation	March 2016
Nordic Spirit	151,300	2001	100%	DP	Brazil	Bareboat	Petrobras (9)	April 2018
Stena Spirit	151,300	2001	50%(6)	DP	Brazil	Bareboat	Petrobras (9)	July 2018
Navion Bergen	105,600	2000	100%	DP2	Brazil	Bareboat	Petrobras (9)	April 2020
Navion Marita	103,900	1999	100%	DP	Far-East	Spot
Navion Torinita (10)	106,900	1992	100%	DP2		Lay-up

Total capacity	4,273,700

(1)	“CoA” refers to contracts of affreightment. Please read “—Our Contracts and Charters.”
(2)	Not all of the contracts of affreightment customers utilize every ship in the contract of affreightment fleet.
(3)	The vessel is capable of loading from a submerged turret loading buoy.

(4)	Owned through a 67% owned subsidiary. The parties share in the profits and losses of the subsidiary in proportion to each party’s relative capital contributions.
(5)	The vessel is committed to a conversion into an FSO unit upon the expiration of its existing shuttle tanker charter contract in 2015.
(6)	Owned through a 50% owned subsidiary. The parties share in the profits and losses of the subsidiary in proportion to each party’s relative capital contributions.
(7)	Under the terms of a master agreement with Statoil, the vessels are chartered under individual fixed-rate annually renewable time-charter contracts. The number of vessels may be adjusted annually based on the requirements of the fields serviced. It is expected that between one and five vessels will be required by Statoil annually. Statoil will require four vessels during 2014. The vessels currently on time charter to Statoil may be replaced by vessels currently servicing contracts of affreightment or other time-charter contracts.
(8)	Self-propelled DP system that attaches to and keeps conventional tankers in position when loading from offshore installations. Scheduled to complete operational testing and commence its time-charter contract in the second quarter of 2014.
(9)	Charterer has the right to purchase the vessel at end of the bareboat charter.
(10)	The vessel was 20 years old in 2012 and could no longer trade as a shuttle tanker in the North Sea and Brazil. The vessel is in lay-up following its redelivery to us in April 2012.

On the Norwegian continental shelf, regulations have been imposed on the operators of offshore fields related to vaporized crude oil (or VOC) that is formed and emitted during loading operations. To assist the oil companies in their efforts to meet the regulations on VOC emissions from shuttle tankers, we and Teekay Corporation have played an active role in establishing and participating in a unique co-operation among 28 owners of offshore fields in the Norwegian sector. The purpose of the co-operation is to implement VOC reduction systems on selected shuttle tankers to reduce and report VOC emissions according to Norwegian authorities’ requirements. Currently, we own or operate VOC systems on 11 of our shuttle tankers. The oil companies that participate in the co-operation have also engaged us to undertake the day-to-day administration, technical follow-up and handling of payments through a dedicated clearing house function.

During the first quarter of 2014, approximately 54% of our consolidated net revenues from continuing operations were earned by the vessels in the shuttle tanker segment, compared to approximately 57% in the first quarter of 2013. During 2013, approximately 55% of our consolidated net revenues from continuing operations were earned by the vessels in the shuttle tanker segment, compared to approximately 59% in 2012 and 64% in 2011.

Historically, the utilization of shuttle tankers in the North Sea is higher in the winter months, as favorable weather conditions in the summer months provide opportunities for repairs and maintenance to our vessels and to the offshore oil platforms. Downtime for repairs and maintenance generally reduces oil production and, thus, transportation requirements.

FPSO Segment

FPSO units are offshore production facilities that are ship-shaped or cylindrical-shaped and store processed crude oil in tanks located in the hull of the vessel. FPSO units are typically used as production facilities to develop marginal oil fields or deepwater areas remote from existing pipeline infrastructure. Of four major types of floating production systems, FPSO units are the most common type. Typically, the other types of floating production systems do not have significant storage and need to be connected into a pipeline system or use an FSO unit for storage. FPSO units are less weight-sensitive than other types of floating production systems and their extensive deck area provides flexibility in process plant layouts. In addition, the ability to utilize surplus or aging tanker hulls for conversion to an FPSO unit provides a relatively inexpensive solution compared to the new construction of other floating production systems. A majority of the cost of an FPSO comes from its top-side production equipment and thus FPSO units are expensive relative to conventional tankers. An FPSO unit carries on board all the necessary production and processing facilities normally associated with a fixed production platform. As the name suggests, FPSOs are not fixed permanently to the seabed but are designed to be moored at one location for long periods of time. In a typical FPSO unit installation, the untreated wellstream is brought to the surface via subsea equipment on the sea floor that is connected to the FPSO unit by flexible flow lines called risers. The risers carry oil, gas and water from the ocean floor to the vessel, which processes it on board. The resulting crude oil is stored in the hull of the vessel and subsequently transferred to tankers either via a buoy or tandem loading system for transport to shore.

Traditionally for large field developments, the major oil companies have owned and operated new, custom-built FPSO units. FPSO units for smaller fields have generally been provided by independent FPSO contractors under life-of-field production contracts, where the contract’s duration is for the useful life of the oil field. FPSO units have been used to develop offshore fields around the world since the late 1970s. As of May 1, 2014, there were approximately 176 FPSO units operating and 38 FPSO units on order in the world fleet. As of May 1, 2014, we owned four FPSO units, in which we have 100% ownership interests and one FPSO unit in which we have a 50% ownership. Most independent FPSO contractors have backgrounds in marine energy transportation, oil field services or oil field engineering and construction. The other major independent FPSO contractors are SBM Offshore N.V., BW Offshore, MODEC, Bluewater and Bumi Armada.

The following table provides additional information about our FPSO units as of May 1, 2014:

Vessel	Production Capacity (bbl/day)	Built	Ownership	Field Name and Location	Charterer	Contract End Date
Voyageur Spirit (1)	30,000	2008	100%	Huntington, U.K.	E.ON	April 2018
Cidade de Itajai (1)(2)	80,000	2010	50%	Bauna and Piracaba, Brazil	Petrobras	February 2022
Petrojarl Cidade de Rio das Ostras (3)	25,000	2008	100%	Espadarte, Brazil	Petrobras	November 2017
Piranema Spirit (1)	30,000	2007	100%	Piranema, Brazil	Petrobras	March 2018
Petrojarl Varg (1)	57,000	1998	100%	Varg, Norway	Talisman Energy	June 2016

Total capacity	222,000

(1)	The charterer has options to extend the service contract.
(2)	The Cidade de Itajai was converted to an FPSO unit in 2012. The original hull was built in 1985.
(3)	The Petrojarl Cidade de Rio das Ostras was converted to an FPSO unit in 2008. The original hull was built in 1981.

During the first quarter of 2014, approximately 37% of our consolidated net revenues from continuing operations were earned by our FPSO units, compared to approximately 31% in the first quarter of 2013. During 2013, approximately 34% of our consolidated net revenues from continuing operations (including the results of the Dropdown Predecessor), were earned by our FPSO units, compared to approximately 29% in 2012 and 23% in 2011.

Conventional Tanker Segment

Conventional oil tankers are used primarily for transcontinental seaborne transportation of oil. Conventional oil tankers are operated by both major oil companies (including state-owned companies) that generally operate captive fleets, and independent operators that charter out their vessels for voyage or time charter use. Most conventional oil tankers controlled by independent fleet operators are hired for one or a few voyages at a time at fluctuating market rates based on the existing tanker supply and demand. These charter rates are extremely sensitive to this balance of supply and demand, and small changes in tanker utilization have historically led to relatively large changes in short-term rates. Long-term, fixed-rate charters for crude oil transportation, such as those applicable to the majority of our conventional tanker fleet, are less typical in the industry. As used in this discussion, “conventional” oil tankers exclude those vessels that can carry dry bulk and ore, tankers that currently are used for storage purposes and shuttle tankers.

Oil tanker demand is a function of several factors, including the location of oil production, refining and consumption and world oil demand and supply. Tanker demand is based on the amount of crude oil transported in tankers and the distance over which the oil is transported. The distance over which oil is transported is determined by seaborne trading and distribution patterns, which are principally influenced by the relative advantages of the various sources of production and locations of consumption.

The majority of crude oil tankers range in size from approximately 80,000 to approximately 320,000 dwt. Aframax tankers are the mid-size of the various primary oil tanker types, typically sized from 80,000 to 120,000 dwt. As of May 1, 2014, the world Aframax tanker fleet consisted of approximately 857 vessels, of which 612 crude tankers and 245 coated tankers are termed conventional tankers. As of May 1, 2014, there were approximately 40 conventional Aframax newbuildings on order for delivery through 2017. Delivery of a vessel typically occurs within two to three years after ordering.

As of May 1, 2014, our Aframax conventional crude oil tankers had an average age of approximately 7.6 years, compared to the average age of 8.9 years for the world Aframax conventional tanker fleet. New Aframax tankers generally are expected to have a lifespan of approximately 25 to 30 years, based on estimated hull fatigue life. However, United States and international regulations require double-hulled vessels to be phased out after 25 years. All of our Aframax tankers are double-hulled.

The shuttle tankers in our contract of affreightment fleet may operate in the conventional spot market during downtime or maintenance periods for oil field installations or otherwise, which provides greater capacity utilization for the fleet.

The following table provides additional information about our conventional tankers as of May 1, 2014:

Vessel	Capacity (dwt)	Built	Ownership	Contract Type	Charterer		Contract End Date
SPT Explorer (1)	106,000	2008	100%	Bareboat	Teekay Corporation	(2)	January 2018
SPT Navigator (1)	106,000	2008	100%	Bareboat	Teekay Corporation	(3)	March 2018
Kilimanjaro Spirit (4)	115,000	2004	100%	Time charter	Teekay Corporation		November 2018
Fuji Spirit (4)	106,400	2003	100%	Time charter	Teekay Corporation		November 2018

Total capacity	433,400

(1)	Charterer has options to extend each bareboat charter for periods of two years, two years and one year for a total of five years after the initial term.
(2)	In February 2014, the bareboat charter agreement was novated under the same terms from Skaugen Petro Trans to a subsidiary of Teekay Corporation.
(3)	In January 2014, the bareboat charter agreement was novated under the same terms from Skaugen Petro Trans to a subsidiary of Teekay Corporation.
(4)	Charterer has options to extend each time charter on an annual basis for a total of five years after the initial term. Charterer also has the right to purchase the vessel beginning on the third anniversary of the contract at a specified price.

During the first quarter of 2014, approximately 3% of our consolidated net revenues from continuing operations were earned by the vessels in the conventional tanker segment compared to approximately 4% in the first quarter of 2013. During 2013, 2012 and 2011, approximately 4% of our consolidated net revenues from continuing operations were earned by the vessels in the conventional tanker segment. All earnings from discontinued operations were from the conventional tanker segment.

FSO Segment

FSO units provide on-site storage for oil field installations that have no storage facilities or that require supplemental storage. An FSO unit is generally used in combination with a jacked-up fixed production system, floating production systems that do not have sufficient storage facilities or as supplemental storage for fixed platform systems, which generally have some on-board storage capacity. An FSO unit is usually of similar design to a conventional tanker, but has specialized loading and off-take systems required by field operators or regulators. FSO units are moored to the seabed at a safe distance from a field installation and receive the cargo from the production facility via a dedicated loading system. An FSO unit is also equipped with an export system that transfers cargo to shuttle or conventional tankers. Depending on the selected mooring arrangement and where they are located, FSO units may or may not have any propulsion systems. FSO units are usually conversions of older single-hull conventional oil tankers. These conversions, which include installation of a loading and off-take system and hull refurbishment, can generally extend the lifespan of a vessel as an FSO unit by up to 20 years over the normal conventional tanker lifespan of 25 years.

Our FSO units are generally placed on long-term, fixed-rate time charters or bareboat charters as an integrated part of the field development plan, which provides more stable cash flow to us.

As of May 1, 2014, there were approximately 97 FSO units operating and 10 FSO units on order in the world fleet, and we had six FSO units (including one shuttle tanker which is currently being converted into an FSO unit), in which our ownership interests ranged from 89% to 100%. The major markets for FSO units are Southeast Asia, West Africa, Northern Europe, the Mediterranean and Southwest Asia/the Middle East. Our primary competitors in the FSO market are conventional tanker owners, who have access to tankers available for conversion, and oil field services companies and oil field engineering and construction companies who compete in the floating production system market. Competition in the FSO market is primarily based on price, expertise in FSO operations, management of FSO conversions and relationships with shipyards, as well as the ability to access vessels for conversion that meet customer specifications.

The following table provides additional information about our FSO units as of May 1, 2014:

Vessel	Capacity (dwt)	Built	Ownership	Field Name and Location	Contract Type	Charterer	Contract End Date
Navion Clipper (1)	78,200	1993	100%	Bualuang, Thailand	Time charter	Salamander Energy plc	September 2024
Navion Saga (2)	149,000	1991	100%	Volve, Norway	Time charter	Statoil ASA	December 2014
Pattani Spirit (3)	113,800	1988	100%	Platong, Thailand	Bareboat	Teekay Corporation	April 2019
Dampier Spirit (4)	106,700	1987	100%	Stag, Australia	Time charter	Apache Energy	August 2024
Falcon Spirit (2)	124,500	1986	100%	Al Rayyan, Qatar	Time charter	OccidentalQatar Energy	May 2017
Apollo Spirit (5)	129,000	1978	89%	Banff, U.K.	Bareboat	Teekay Corporation	June 2016

Total capacity	701,200

(1)	Vessel is currently being converted to an FSO unit and is expected to commence its charter contract in the third quarter of 2014. The charterer has options to extend the time charter after the initial fixed period.
(2)	Charterer has option to extend the time charter after the initial fixed period.
(3)	In April 2014, the charterer extended the firm period of the contract for a further five years after the initial fixed period.
(4)	In April 2014, the charterer extended the firm period of the contract for a further 10 years after the initial fixed period.
(5)	Charterer is required to charter the vessel for as long as a specified FPSO unit, the Petrojarl Banff, produces the Banff field in the North Sea, which is expected to remain under contract until the end of 2018.

During the first quarter of 2014, approximately 6% of our consolidated net revenues from continuing operations were earned by the vessels in the FSO segment, compared to 8% in the first quarter of 2013. During 2013, approximately 7% of our consolidated net revenues from continuing operations were earned by the vessels in the FSO segment, compared to 8% in 2012 and 8% in 2011.

Our Contracts and Charters

We generate revenues by charging customers for the transportation and storage of their crude oil using our vessels. Historically, these services generally have been provided under the following basic types of contractual relationships:

•	Contracts of affreightment, whereby we carry an agreed quantity of cargo for a customer over a specified trade route within a given period of time;

•	Time charters, whereby vessels we operate and are responsible for crewing are chartered to customers for a fixed period of time at rates that are generally fixed, but may contain a variable component based on inflation, interest rates or current market rates;

•	Bareboat charters, whereby customers charter vessels for a fixed period of time at rates that are generally fixed, but the customers operate the vessels with their own crews; and

•	Voyage charters, which are charters for shorter intervals that are priced on a current, or “spot,” market rate.

We also generate revenues by charging customers for production, processing and storage services to oil companies operating offshore oil field installations. These services are typically provided under long-term, fixed-rate FPSO contracts, but contain a variable component for incentive-based revenues dependent upon operating performance.

The table below illustrates the primary distinctions among these types of charters and contracts:

	Contract of Affreightment	Time Charter	Bareboat Charter	Voyage Charter (1)	FPSO Service Contracts
Typical contract length	One year or more	One year or more	One year or more	Single voyage	Long-term
Hire rate basis (2)	Typically daily	Daily	Daily	Varies	Daily
Voyage expenses (3)	We pay	Customer pays	Customer pays	We pay	Not applicable
Vessel operating expenses (3)	We pay	We pay	Customer pays	We pay	We pay
Off hire (4)	Customer typically does not pay	Varies	Customer typically pays	Customer does not pay	Not applicable
Shutdown (5)	Not applicable	Not applicable	Not applicable	Not applicable	Varies

(1)	Under a consecutive voyage charter, the customer pays for idle time.
(2)	“Hire rate” refers to the basic payment from the charterer for the use of the vessel.
(3)	Voyage expenses are all expenses unique to a particular voyage, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.
(4)	“Off hire” refers to the time a vessel is not available for service.
(5)	“Shutdown” refers to the time production services are not available.

Customers

We provide marine transportation and storage services to energy and oil service companies or their affiliates. Our most important customer measured by annual revenue is Petrobras Transporte S.A., a subsidiary of Petrobras, which is Brazil’s largest company and the third largest energy company in the world.

Petrobras Transporte S.A., Statoil ASA and Talisman Energy Inc. accounted for approximately 25%, 20% and 13%, 28%, 21% and 13%, and 24%, 24% and 13%, respectively, of our consolidated revenues from continuing operations during 2013 and 2012 and 2011, respectively. No other customer accounted for 10% or more of revenues from continuing operations during any of these periods.

Partnership Information

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our website address is www.teekayoffshore.com. The information contained in our website is not part of this prospectus.

THE OFFERING

Issuers	Teekay Offshore Partners L.P. and Teekay Offshore Finance Corp. (or the Issuers)

Securities Offered	$ million aggregate principal amount (plus up to an additional $ million aggregate principal amount) of our % Notes due July , 2019 issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

For a detailed description of our Notes, please read “Description of Notes.”

Maturity Date	Our Notes will mature on July , 2019.

Interest Payment Dates	January 30, April 30, July 30 and October 30 commencing July 30, 2014.

Interest Rate	Our Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears.

Optional Redemption	Except as described under “Description of Notes—Optional Redemption for Changes in Withholding Taxes,” we will not have the option to redeem the Notes prior to maturity.

Ranking	Our Notes will be our unsubordinated unsecured obligations. Our Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. Our Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt as well as to existing and future debt and other liabilities of our subsidiaries. Assuming we had completed this offering on March 31, 2014, after giving effect to the issuance of our Notes and the application of the estimated net proceeds of the offering, we and our subsidiaries would have had an aggregate of approximately $ billion of secured debt outstanding, and our subsidiaries would have had an aggregate of approximately $ billion of debt and other liabilities outstanding.

No Security or Guarantees	None of our obligations under our Notes will be secured by collateral or guaranteed by any of our other affiliates or any other persons.

Change of Control	Upon the occurrence of certain change of control events (as defined in the indenture governing our Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of the Notes you hold at 101% of the principal amount, plus accrued and unpaid interest to, but excluding the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require the Issuers to Purchase Notes.”

Covenants	The indenture governing our Notes contains certain limited restrictive covenants, including covenants regarding mergers and de-mergers, disposal of business, related party transactions, restricted payments, corporate status, compliance with laws and free liquidity, and imposes restrictions on the activities of the co-issuer. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”

“Reopening” of Notes	We may “reopen” our Notes at any time without the consent of the holders of our Notes and issue additional notes with the same terms as our Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with our Notes.

Use of Proceeds	We intend to use the net proceeds of the sale of our Notes, which are expected to total approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional Notes in full), after deducting underwriting discounts and commissions, structuring fees and estimated offering expenses, for general partnership purposes, including funding newbuilding installments, capital conversion projects and future acquisitions of vessels from Teekay Corporation or third parties. Pending the application of funds for these purposes, we expect to repay a portion of our outstanding debt under certain of our credit facilities. Please read “Use of Proceeds.”

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

Listing	We intend to file an application to list our Notes on NYSE. If the application is approved, trading of our Notes on NYSE is expected to begin within 30 days after the original issue date of our Notes. The underwriters have advised us that they intend to make a market in our Notes prior to commencement of any trading on NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for our Notes will develop prior to commencement of trading on NYSE or, if developed, will be maintained.

Form	Our Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company (or DTC), and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus supplement. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, please read “Description of Notes—Book-Entry System; Delivery and Form” in this prospectus supplement.

Additional Amounts; Tax Redemption	Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a relevant taxing authority with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. Please read “Description of Notes—Additional Amounts.”

In the event of certain developments affecting taxation, we may redeem the Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. Please read “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

Settlement	Delivery of our Notes offered hereby will be made against payment therefor on or about May , 2014. Please read “Alternative Settlement Date.”

Risk Factors	An investment in our Notes involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-26 of this prospectus supplement and on page 3 of the accompanying base prospectus to determine whether an investment in our Notes is appropriate for you.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as at the dates indicated, our summary consolidated financial and operating data. The summary historical financial and operating data has been prepared on the following basis:

•	the historical consolidated financial and operating data as at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011 are derived from our audited consolidated financial statements and the notes thereto, which are included in our 2013 Annual Report;

•	the historical consolidated balance sheet data as at December 31, 2011 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2012; and

•	the historical consolidated financial and operating data as at March 31, 2014 and for the three months ended March 31, 2014 and March 31, 2013 are derived from our unaudited consolidated financial statements and the notes thereto, which are included in our Report on Form 6-K for the three months ended March 31, 2014.

Our consolidated financial statements reflect certain vessels we have acquired and the results of operations of these vessels, referred to herein as the Dropdown Predecessor, as if we had acquired them when each respective vessel began operations under the ownership of Teekay Corporation. These vessels and the dates they began operations with Teekay Corporation are as follows: July 22, 2011 (Scott Spirit) and April 13, 2013 (Voyageur Spirit). Please read Item 18—Financial Statements: Note 2—Dropdown Predecessor in our 2013 Annual Report.

The following table should be read together with, and is qualified in its entirety by reference to, our financial statements and the notes thereto incorporated by reference into this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands of U.S. dollars, except per unit, unit and fleet data)
Income Statement Data:
Revenues	$259,234	$212,112	$930,739	$901,227	$840,982
Total operating expenses (1)	$196,892	$170,608	$827,321	$734,650	$729,848

Income from vessel operations	62,342	41,504	103,418	166,577	111,134
Interest expense	(18,920)	(11,628)	(62,855)	(47,508)	(35,929)
Interest income	177	195	2,561	1,027	659
Realized and unrealized (loss) gain on derivative instruments	(36,632)	(1,077)	34,820	(26,349)	(159,744)
Equity income	3,703	—	6,731	—	—
Foreign currency exchange (loss) gain (2)	(775)	(3,638)	(5,278)	(315)	1,500
Loss on bond repurchase	—	(1,759)	(1,759)	—	—
Other income—net	390	314	1,144	1,538	3,683
Income tax (expense) recovery	(1,263)	234	(2,225)	10,477	(6,679)

Net income (loss) from continuing operations	$9,022	$24,145	$76,557	$105,447	$(85,376)
Net (loss) income from discontinued operations	—	(2,175)	(4,642)	17,568	(11,495)

Net income (loss)	$9,022	$21,970	$71,915	$123,015	$(96,871)

Non-controlling and other interests in net income (loss) from continuing operations	8,341	5,182	62	12,885	7,601
Non-controlling and other interests in net (loss) income from discontinued operations	—	(332)	(452)	(1,772)	4,174
Limited partners’ interest:
Net income (loss) from continuing operations	681	18,963	76,495	92,562	(92,977)
Net income (loss) from continuing operations per common unit (basic and diluted) (3)	0.01	0.24	0.93	1.26	(1.49)
Net (loss) income from discontinued operations	—	(1,843)	(4,190)	19,340	(15,669)
Net (loss) income from discontinued operations per common unit (basic and diluted) (3)	—	(0.02)	(0.05)	0.26	(0.25)
Cash distributions declared per unit	0.5384	0.5253	2.11	2.04	1.98
Balance Sheet Data (at end of applicable period):
Cash and cash equivalents	$222,990	$172,801	$219,126	$206,339	$179,934
Vessels and equipment (4)	3,114,249	2,426,962	3,089,582	2,454,623	2,585,586
Total assets	3,845,379	3,111,648	3,806,086	3,053,391	3,144,729
Total debt	2,478,928	1,873,824	2,368,976	1,769,632	2,029,076
Total equity	784,548	683,555	821,341	705,229	484,733
Common units outstanding	85,468,145	80,105,408	85,452,079	80,105,108	70,626,554
Other Financial Data:
Net revenues (5)	$225,780	$189,164	$827,096	$790,744	$743,398
EBITDA (6)	77,516	79,854	338,082	330,815	128,303
Adjusted EBITDA (6)	115,849	94,240	397,445	405,243	390,967
Expenditures for vessels and equipment	66,772	23,785	455,578	87,408	148,480
Fleet Data:
Average number of shuttle tankers (7)	35.1	33.4	33.8	35.5	36.5
Average number of FPSO units (7)	5.0	3.0	4.2	3.0	2.1
Average number of conventional tankers (7)	4.0	6.2	5.2	6.0	10.6
Average number of FSO units (7)	6.0	5.0	5.8	5.0	5.2

(1)	Total operating expenses include, among other things, the following:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands of U.S. dollars)
Write down and loss on sale of vessels	$—	$—	$76,782	$24,542	$37,039
Restructuring charge	559	659	2,607	1,115	3,924

	$559	$659	$79,389	$25,657	$40,963

(2)	Substantially all of these foreign currency exchange gains and losses were unrealized and not settled in cash. Under GAAP, all foreign currency-denominated monetary assets and liabilities, such as cash and cash equivalents, accounts receivable, accounts payable, advances from affiliates, deferred income taxes and long-term debt are revalued and reported based on the prevailing exchange rate at the end of the period. Starting in November 2010, foreign currency exchange gains and losses includes realized and unrealized gains and losses on the cross currency swaps.
(3)	Net income (loss) per unit is determined by dividing net income (loss), after deducting the amount of net income (loss) attributable to the Dropdown Predecessor, the non-controlling interests, the General Partner’s interest and the distributions on the Series A Preferred units, by the weighted-average number of common units outstanding during the applicable period. We allocate the limited partners’ interest in net income (loss), including both distributed and undistributed net income (loss), between continuing operations and discontinued operations based on the proportion of net income (loss) from continuing and net (loss) income from discontinuing operations to total net income (loss).
(4)	Vessels and equipment consists of (a) vessels, at cost less accumulated depreciation and (b) advances on new buildings.
(5)	Consistent with general practice in the shipping industry, we use “net revenues” (defined as revenues less voyage expenses) as a measure of equating revenues generated from voyage charters to revenues generated from time charters, which assists us in making operating decisions about the deployment of vessels and their performance. Under time charters and bareboat charters, the charterer typically pays the voyage expenses, whereas under voyage charter contracts and contracts of affreightment the shipowner typically pays the voyage expenses. Some voyage expenses are fixed, and the remainder can be estimated. If we, as the shipowner, pay the voyage expenses, we typically pass the approximate amount of these expenses on to the customers by charging higher rates under the contract or billing the expenses to them. As a result, although revenues from different types of contracts may vary, the “net revenues” are comparable across the different types of contracts. We principally use net revenues, a non-GAAP financial measure, because it provides more meaningful information to us than revenues, the most directly comparable GAAP financial measure. Net revenues are also widely used by investors and analysts in the shipping industry for comparing financial performance between companies in the shipping industry to industry averages. The following table reconciles net revenues with revenues.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands of U.S. dollars)
Revenues	$259,234	$212,112	$930,739	$901,227	$840,982
Voyage expenses	33,454	22,948	103,643	110,483	97,584

Net revenues	$225,780	$189,164	$827,096	$790,744	$743,398

(6)	EBITDA and Adjusted EBITDA are used as supplemental financial measures by management and by external users of our financial statements, such as investors, as discussed below.

•	Financial and operating performance. EBITDA and Adjusted EBITDA assist our management and investors by increasing the comparability of the fundamental performance of us from period to period and against the fundamental performance of other companies in our industry that provide EBITDA or Adjusted EBITDA-based information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest expense, taxes, depreciation or amortization, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net (loss) income between periods. We believe that including EBITDA and Adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength and health in assessing whether to continue to hold our common units.

•	Liquidity. EBITDA and Adjusted EBITDA allow us to assess the ability of assets to generate cash sufficient to service debt, make distributions and undertake capital expenditures. By eliminating the cash flow effect resulting from the existing capitalization of us and other items such as dry-docking expenditures, working capital changes and foreign currency exchange gains and losses (which may vary significantly from period to period), EBITDA and Adjusted EBITDA provide a consistent measure of our ability to generate cash over the long term. Management uses this information as a significant factor in determining (a) our proper capitalization (including assessing how much debt to incur and whether changes to the capitalization should be made) and (b) whether to undertake material capital expenditures and how to finance them, all in light of existing cash distribution commitments to unitholders. Use of EBITDA and Adjusted EBITDA as liquidity measures also permits investors to assess our fundamental ability to generate cash sufficient to meet cash needs, including distributions on our common units.

Neither EBITDA nor Adjusted EBITDA, which are non-GAAP measures, should be considered as an alternative to net income (loss), cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss), and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented in this Report may not be comparable to similarly titled measures of other companies.

The following table reconciles our historical consolidated EBITDA and Adjusted EBITDA to net income (loss), and our historical consolidated Adjusted EBITDA to net operating cash flow.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands of U.S. dollars)
Reconciliation of “EBITDA” and “Adjusted EBITDA” to “Net income (loss)”:
Net income (loss) from continuing operations	$9,022	$24,145	$76,557	$105,447	$(85,376)
Depreciation and amortization	48,488	44,510	199,006	189,364	171,730
Interest expense, net of interest income	18,743	11,433	60,294	46,481	35,270
Income tax expense (recovery)	1,263	(234)	2,225	(10,477)	6,679

EBITDA	$77,516	$79,854	$338,082	$330,815	$128,303

Write down and loss on sale of vessels	—	—	76,782	24,542	37,039
Restructuring charge	559	659	2,607	1,115	3,924
Unrealized loss (gain) on derivative instruments	14,497	12,368	(91,837)	(39,538)	107,860
Realized loss on interest rate swaps	14,063	14,623	94,848	58,596	58,475
Foreign exchange loss (gain) (i)	8,350	(21,864)	(33,318)	11,015	(3,081)
Loss on bond repurchase	—	1,759	1,759	—	—
Amortization of in-process revenue contracts	(3,142)	(3,122)	(12,704)	(12,634)	(1,075)
Adjustments relating to equity income (ii)	4,006	—	6,057	—	—
Adjustments relating to discontinued operations (iii)	—	9,963	15,169	31,332	59,522
Adjusted EBITDA	$115,849	$94,240	$397,445	$405,243	$390,967

Reconciliation of “Adjusted EBITDA” to “Net operating cash flow”:
Net operating cash flow	$19,572	$46,347	$255,387	$267,494	$254,162
Expenditures for dry docking	5,212	972	19,332	19,122	26,407
Interest expense, net of interest income	18,743	11,433	60,294	46,481	35,270
Current income tax expense (recovery)	1,253	(126)	75	(1,669)	7,293
Realized loss on interest rate swaps	14,063	14,623	94,848	58,596	58,475
Equity income	3,703	—	6,731	—	—
Change in working capital	49,017	17,361	(51,999)	17,447	11,296
Restructuring charge	559	659	2,607	1,115	3,924
Loss on bond repurchase	—	1,759	1,759	—	—
Other, net	(279)	1,160	2,244	(4,165)	(6,828)
Adjustments relating to equity income (ii)	4,006	—	6,057	—	—
Interest expense, net of interest income related to discontinued operations (iii)	—	52	110	822	968
Adjusted EBITDA	$115,849	$94,240	$397,445	$405,243	$390,967

(i)	Foreign exchange loss (gain) excludes the unrealized gains or losses on cross currency swaps, which is incorporated in unrealized loss (gain) on derivative instruments in the table. Unrealized losses (gains) for the periods presented are as follows:

Three Months Ended March 31,		Year Ended December 31,
2014	2013	2013	2012	2011
(in thousands of U.S. dollars)
$(7,575)	$25,502	$38,596	$(10,700)	$1,581

(ii)	Adjustments relating to equity income from our equity accounted joint venture are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands of U.S. dollars)
Depreciation and amortization	$2,233	$—	$4,239	$—	$—
Interest expense, net of interest income	868	—	2,715	—	—
Income tax expense (recovery)	11	—	(184)	—	—
Unrealized loss (gain) on derivative instruments	151	—	(2,302)	—	—
Realized loss on interest rate swaps	743	—	1,589	—	—

Adjustments relating to equity income	$4,006	$—	$6,057	$—	$—

(iii)	Adjustments relating to our discontinued operations are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands of U.S. dollars)
Net (loss) income from discontinued operations	$—	$(2,175)	$(4,642)	$17,568	$(11,495)
Depreciation and amortization	—	839	1,236	5,267	15,980
Interest expense, net of interest income	—	52	110	822	968
Write down and loss on sale of vessels	—	11,247	18,465	7,675	54,069

Adjustments relating to discontinued operations	$—	$9,963	$15,169	$31,332	$59,522

(7)	Average number of vessels consists of the average number of owned and chartered-in vessels that were in our possession during a period, including the Dropdown Predecessor and those in discontinued operations. This includes one FPSO unit in an equity accounted joint venture at 100%.

Ratio of Earnings to Fixed Charges and to Fixed Charges and Preferred Unit Distributions

The following table sets forth the historical ratio of our consolidated earnings to our consolidated fixed charges and the ratio of our consolidated earnings to our consolidated fixed charges and preferred unit distributions for the periods indicated.

	Three months ended March 31,	Year ended December 31,
	2014	2013	2012	2011		2010	2009
Ratio of earnings to fixed charges (1)	1.1x	1.6x	2.9x	—	(2)	1.7x	2.8x
Ratio of earnings to fixed charges and preferred unit distributions (1)	1.0x	1.5x	2.9x	—	(2)	1.7x	2.8x

(1)	This data is unaudited for all periods presented. For purposes of computing these ratios, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income of equity investees, and subtracting interest capitalized. Fixed charges represent (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) interest within time-charter hire expense. Preferred unit distributions represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preferred units and is computed as the amount of (a) the distribution divided by (b) the result of one minus the effective income tax rate applicable to continuing operations. No preferred units were outstanding during 2012, 2011, 2010 or 2009. The Partnership issued preferred units in 2013.
(2)	For the year ended December 31, 2011, the ratios of earnings to fixed charges and to fixed charges and preferred unit distributions were in each case less than 1.0x. The amount of the deficiency was $90.1 million.

RISK FACTORS

Before investing in our Notes, you should carefully consider all of the information included or incorporated by reference into this prospectus. When evaluating an investment in our Notes, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our 2013 Annual Report which is filed with the SEC, and is incorporated by reference into this prospectus, and information included in any applicable free writing prospectus.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, the trading price of our Notes could decline, and you could lose all or part of your investment.

Risks of Investing in our Notes

Your investment in our Notes is subject to our credit risk.

Our Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of a third party. Our Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on our Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of our Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of our Notes.

We may not have the ability to raise the funds necessary to purchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase our Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require the Issuers to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a change of control requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt and secured debt of our subsidiaries.

Our Notes are unsecured and therefore will be effectively subordinated to any secured debt we or our subsidiaries maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us or a subsidiary, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on our Notes. Assuming we had completed this offering on March 31, 2014, after giving effect to the issuance of our Notes and the application of the estimated net proceeds of the offering, we and our subsidiaries would have had an aggregate of approximately $       billion of secured debt outstanding. Please read “Description of Other Indebtedness.” We and our subsidiaries will continue to have the ability to incur additional secured debt, subject to limitations in our credit facilities and the indenture relating to our Notes.

None of our subsidiaries will be guarantors of the Notes. The Notes will be structurally subordinated to the liabilities of our subsidiaries.

None of our subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any such subsidiary, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, we may not have sufficient assets to fully repay the notes.

In addition, the indenture governing the Notes will not restrict the ability of our subsidiaries to incur additional indebtedness in the future and will not contain any limitation on the amount of other liabilities, such as trade payables, that our subsidiaries may incur. As of March 31, 2014, our subsidiaries had approximately $2.0 billion of outstanding debt obligations and other liabilities.

Our ability to service our debt will depend upon our future financial and operating performance.

Our ability to service our debt, including the Notes, will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. In addition, we rely on distributions and other intercompany cash flows from our subsidiaries to repay our obligations. Financing arrangements between some of our subsidiaries and their respective lenders contain restrictions on distributions from such subsidiaries.

If we are unable to generate sufficient cash flow to service our debt service requirements, we may be forced to take actions such as:

•	restructuring or refinancing our debt, including the Notes;

•	seeking additional debt or equity capital;

•	seeking bankruptcy protection;

•	reducing distributions;

•	reducing or delaying our business activities, acquisitions, investments or capital expenditures; or

•	selling assets.

Such measures might not be successful and might not enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms. In addition, our credit agreements and the indenture governing the Notes may restrict our ability to implement some of these measures.

Our Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

Our Notes are a new issuance of securities with no established trading market. We intend to apply to list our Notes on NYSE, but there can be no assurance that NYSE will accept our Notes for listing. Even if our Notes are approved for listing by NYSE, an active trading market on NYSE for our Notes may not develop or, even if it develops, may not last, in which case the trading price of our Notes could be adversely affected and your ability to transfer your Notes will be limited. If an active trading market does develop on NYSE, our Notes may trade at prices lower than the offering price. The trading price of our Notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the shares of our Notes pending any listing of the shares on NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our Notes have not been rated, and ratings of any other of our securities may affect the trading price of our Notes.

We have not sought to obtain a rating for our Notes, and our Notes may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to our Notes or that we may elect to obtain a rating of our Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to our Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for our Notes, could adversely affect the market for, or the market value of, our Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including our Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of our Notes may not reflect all risks related to us and our business, or the structure or market value of our Notes.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They might not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. We currently expect to use the net proceeds from this offering for general partnership purposes, including funding newbuilding installments, capital conversion projects and future acquisitions of vessels from Teekay Corporation or third parties. Pending the application of funds for these purposes, we expect to repay a portion of our outstanding debt under our revolving credit facilities. Please read “Use of Proceeds.”

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are formed under the laws of the Republic of The Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have no operations in the United States. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the Notes or to repay them at maturity.

Unlike a corporation, pursuant to our partnership agreement we distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnerships in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating partnerships (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will decrease in direct correlation with decreases in the amount of cash we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

Risks Inherent in our Business

Our cash flow depends substantially on the ability of our subsidiaries to make distributions to us.

The source of our cash flow includes cash distributions from our subsidiaries. The amount of cash our subsidiaries can distribute to us principally depends upon the amount of cash they generate from their operations, which may fluctuate from quarter to quarter based on, among other things:

•	the rates they obtain from their charters and contracts of affreightment (whereby our subsidiaries carry an agreed quantity of cargo for a customer over a specified trade route within a given period of time);

•	the price and level of production of, and demand for, crude oil, particularly the level of production at the offshore oil fields our subsidiaries service under contracts of affreightment;

•	the operating performance of our FPSO units, whereby receipt of incentive-based revenue from our FPSO units is dependent upon the fulfillment of the applicable performance criteria;

•	the level of their operating costs, such as the cost of crews and repairs and maintenance;

•	the number of off-hire days for their vessels and the timing of, and number of days required for, dry docking of vessels;

•	the rates, if any, at which our subsidiaries may be able to redeploy shuttle tankers in the spot market as conventional oil tankers during any periods of reduced or terminated oil production at fields serviced by contracts of affreightment;

•	delays in the delivery of any newbuildings or vessels undergoing conversion and the beginning of payments under charters relating to those vessels;

•	prevailing global and regional economic and political conditions;

•	currency exchange rate fluctuations; and

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of business.

The actual amount of cash our subsidiaries have available for distribution also depends on other factors such as:

•	the level of their capital expenditures, including for maintaining vessels or converting existing vessels for other uses and complying with regulations;

•	their debt service requirements and restrictions on distributions contained in their debt instruments;

•	fluctuations in their working capital needs;

•	their ability to make working capital borrowings; and

•	the amount of any cash reserves, including reserves for future maintenance capital expenditures, working capital and other matters, established by the Board of Directors of our General Partner at their discretion.

The amount of cash our subsidiaries generate from operations may differ materially from their profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, our subsidiaries may make cash distributions during periods when they record losses and may not make cash distributions during periods when they record net income.

We may not have sufficient cash from operations to enable us to pay the principal amount of the Notes at maturity or any redemption date, or make interest payments on our Notes.

The source of our earnings and cash flow includes cash distributions from our subsidiaries. Therefore, the amount of cash available to service our debt, including principal and interest payments on our Notes, will fluctuate based on the level of distributions made to us by our subsidiaries. Our subsidiaries may not make quarterly distributions at a level that will permit us to service our debt, including our Notes.

Our ability to pay the principal amount of the Notes at maturity or any redemption date, or make interest payments on our Notes may be limited by a number of factors, including, among others:

•	interest expense and principal payments on any indebtedness we incur;

•	distributions on any preferred units we may issue;

•	restrictions on distributions contained in any of our current or future debt agreements;

•	fees and expenses of us, our general partner, its affiliates or third parties we are required to reimburse or pay, including expenses we incur as a result of being a public company; and

•	reserves our general partner believes are prudent for us to maintain for the proper conduct of our business or to provide for future distributions.

Many of these factors reduce the amount of cash we may otherwise have available to operate our business. The actual amount of cash that is available to operate our business depends on several factors, many of which are beyond the control of us or our general partner.

Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash (as defined in our partnership agreement) each quarter. Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

In determining the amount of cash available for distribution, the Board of Directors of our General Partner, in making the determination on our behalf, approves the amount of cash reserves to set aside, including reserves for future maintenance capital expenditures, working capital and other matters. We also rely upon external financing sources, including commercial borrowings, to fund our capital expenditures. Accordingly, to the extent we do not have sufficient cash reserves or are unable to obtain financing, our cash distribution policy may significantly impair our ability to meet our financial needs or to grow.

We must make substantial capital expenditures to maintain the operating capacity of our fleet, which reduces cash available for servicing our debt, including our Notes.

We must make substantial capital expenditures to maintain, over the long term, the operating capacity of our fleet. We intend to continue to expand our fleet, which would increase the level of our maintenance capital expenditures. Maintenance capital expenditures include capital expenditures associated with dry docking a vessel, modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of our fleet. These expenditures could increase as a result of changes in:

•	the cost of labor and materials;

•	customer requirements;

•	increases in fleet size or the cost of replacement vessels;

•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment; and

•	competitive standards.

In addition, actual maintenance capital expenditures vary significantly from quarter to quarter based on the number of vessels dry docked during that quarter. Certain repair and maintenance items are more efficient to complete while a vessel is in dry dock. Consequently, maintenance capital expenditures will typically increase in periods when there is an increase in the number of vessels dry docked. Significant maintenance capital expenditures reduce the amount of cash that we have available to operate our business.

Our partnership agreement requires our general partner to deduct our estimated, rather than actual, maintenance capital expenditures from operating surplus each quarter in an effort to reduce fluctuations in operating surplus (as defined in our partnership agreement). The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the Conflicts Committee of our general partner at least once a year.

We require substantial capital expenditures to expand the size of our fleet. We generally are required to make significant installment payments for acquisitions of newbuilding vessels or for the conversion of existing vessels prior to their delivery and generation of revenue. Depending on whether we finance our expenditures through cash from operations or by issuing debt or equity securities, our financial leverage may increase.

Currently, the total delivered cost for an Aframax or Suezmax-size shuttle tanker is approximately $95 to $115 million, the cost of converting an existing tanker to an FSO unit is approximately $50 to $300 million and the cost of an FPSO unit is approximately $350 million to $2 billion, although actual costs vary significantly depending on the market price charged by shipyards, the size and specifications of the vessel, governmental regulations and maritime self-regulatory organization standards.

We and Teekay Corporation regularly evaluate and pursue opportunities to provide marine transportation services and offshore oil production and storage services for new or expanding offshore projects. Under the Omnibus Agreement, Teekay Corporation is required to offer to us, within 365 days of their deliveries, certain shuttle tankers, FSO units and FPSO units Teekay Corporation owns or may acquire in the future, including certain vessels of Teekay Corporation’s subsidiary Teekay Petrojarl AS (or Teekay Petrojarl), provided the vessels are servicing contracts with remaining durations of greater than three years. We may also acquire other vessels that Teekay Corporation may offer us from time to time and we are pursuing direct acquisitions from third parties and new offshore projects. Neither we nor Teekay Corporation may be awarded charters or contracts of affreightment relating to any of the projects we pursue or it pursues, and we may choose not to purchase the vessels Teekay Corporation is required to offer to us under the Omnibus Agreement. If we elect pursuant to the Omnibus Agreement to obtain Teekay Corporation’s interests in any projects Teekay Corporation may be awarded, or if we bid on and are awarded contracts relating to any offshore project, we will need to incur significant capital expenditures to buy Teekay Corporation’s interest in these offshore projects or to build the offshore units.

We typically must pay between 10% to 20% of the purchase price of a shuttle tanker upon signing the purchase contract, even though delivery of the completed vessel will not occur until much later (approximately two to three years from the time the order is placed). During the construction period, we generally are required to make installment payments on newbuildings prior to their delivery, in addition to incurring financing, miscellaneous construction and project management costs. If we finance these acquisition costs by issuing debt, we will increase the aggregate amount of interest payments required to service our debt prior to generating cash from the operation of the newbuilding.

To fund the remaining portion of existing or future capital expenditures, we will be required to use cash from operations or incur borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce cash otherwise available to operate our business. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, results of operations and financial condition. Even if we are successful in obtaining necessary funds, incurring additional debt may significantly increase our interest expense and financial leverage.

Our substantial debt levels may limit our flexibility in obtaining additional financing, refinancing credit facilities upon maturity and pursuing other business opportunities.

If we are awarded contracts for additional offshore projects or otherwise acquire additional vessels or businesses, our consolidated debt may significantly increase. As at March 31, 2014, our total debt was approximately $2.5 billion and we had the ability to borrow an additional $125.5 million under our revolving credit facilities, subject to limitations in the credit facilities. We may incur additional debt under these or future credit facilities. In October 2014, we have $410.4 million of balloon payments due on two revolving credit facilities. Both of these revolving credit facilities bear interest at rates that are considered below current market rates relative to the current market levels and as such, we intend to refinance these balloon payments by entering into a new credit facility closer to the date of their maturities. In September 2014, we have a $15.7 million balloon payment due on one of our revolving credit facilities, which we intend on refinancing with a new loan facility closer to the date this facility comes due. Our level of debt could have important consequences to us, including:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes, and our ability to refinance our credit facilities may be impaired or such financing may not be available on favorable terms;

•	we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our industry or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt depends upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Financing agreements containing operating and financial restrictions may restrict our business and financing activities.

The operating and financial restrictions and covenants in our financing arrangements and any future financing agreements for us could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, the arrangements may restrict our and our subsidiaries’ ability to:

•	incur or guarantee indebtedness;

•	change ownership or structure, including mergers, consolidations, liquidations and dissolutions;

•	make dividends or distributions;

•	make certain negative pledges and grant certain liens;

•	sell, transfer, assign or convey assets;

•	make certain investments; and

•	enter into a new line of business.

Five revolving credit facilities are guaranteed by us and certain of our subsidiaries for all outstanding amounts and contain covenants that require us to maintain the greater of a minimum liquidity (cash, cash equivalents and undrawn committed revolving credit lines with at least six months of maturity) of at least $75.0 million and 5.0% of the our total consolidated debt. Our remaining two revolving credit facilities are guaranteed by Teekay Corporation and contain covenants that require Teekay Corporation to maintain the greater of a minimum liquidity (cash, cash equivalents and undrawn committed revolving credit lines with at least six months to maturity) of at least $50.0 million and 5.0% of Teekay Corporation’s total consolidated debt which has recourse to Teekay Corporation. The revolving credit facilities are collateralized by first-priority mortgages granted on 24 of our vessels, together with other related security. The ability of Teekay Corporation or us to comply with covenants and restrictions contained in debt instruments may be affected by events beyond their or our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, compliance with these covenants may be impaired. If restrictions, covenants, ratios or tests in the financing agreements are breached, a significant portion of the obligations may become immediately due and payable, and the lenders’ commitment to make further loans may terminate. Neither Teekay Corporation nor we might have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, obligations under our credit facilities are secured by certain vessels, and if we are unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets.

We have one revolving credit facility that requires us to maintain a vessel value to outstanding drawn principal balance ratio of a minimum of 105%. As at December 31, 2013, this ratio was 123%. The vessel value used in this ratio is the appraised value prepared by us based on second-hand sale and purchase market data. A further delay in the recovery of the conventional tanker market could negatively affect this ratio.

At December 31, 2013 and at March 31, 2014, we and Teekay Corporation were in compliance with all covenants in the credit facilities and long-term debt.

Restrictions in our debt agreements may prevent our subsidiaries from paying distributions.

The payment of principal and interest on our debt reduces cash available for distribution to us. In addition, our subsidiaries’ financing agreements prohibit the payment of distributions upon the occurrence of the following events, among others:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to notify the lenders of any material oil spill or discharge of hazardous material, or of any action or claim related thereto;

•	breach or lapse of any insurance with respect to vessels securing the facilities;

•	breach of certain financial covenants;

•	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•	default under other indebtedness;

•	bankruptcy or insolvency events;

•	failure of any representation or warranty to be materially correct;

•	a change of control, as defined in the applicable agreement; and

•	a material adverse effect, as defined in the applicable agreement.

We derive a substantial majority of our revenues from a limited number of customers, and the loss of any such customers could result in a significant loss of revenues and cash flow.

We have derived, and we believe we will continue to derive, a substantial majority of revenues and cash flow from a limited number of customers. Petrobras Transporte S.A., Statoil ASA, and Talisman Energy Inc accounted for approximately 25%, 20% and 13%, 28%, 21% and 13%, and 24%, 24% and 13%, respectively, of consolidated revenues from continuing operations during 2013, 2012 and 2011. No other customer accounted for 10% or more of revenues from continuing operations during any of these periods.

If we lose a key customer, we may be unable to obtain replacement long-term charters or contracts of affreightment and may become subject, with respect to any shuttle tankers redeployed on conventional oil tanker trades, to the volatile spot market, which is highly competitive and subject to significant price fluctuations. If a customer exercises its right under some charters to purchase the vessel, we may be unable to acquire an adequate replacement vessel. Any replacement newbuilding would not generate revenues during its construction and we may be unable to charter any replacement vessel on terms as favorable to us as those of the terminated charter.

The loss of any of our significant customers could have a material adverse effect on our business, results of operations and financial condition.

We depend on Teekay Corporation to assist us in operating our businesses and competing in our markets.

We and our operating subsidiaries have entered into various services agreements with certain subsidiaries of Teekay Corporation pursuant to which those subsidiaries will provide to us all of our administrative services and to the operating subsidiaries substantially all of their managerial, operational and administrative services (including vessel maintenance, crewing, crew training, purchasing, shipyard supervision, insurance and financial services) and other technical and advisory services. Our operational success and ability to execute our growth strategy depends significantly upon the satisfactory performance of these services by the Teekay Corporation subsidiaries. Our business will be harmed if such subsidiaries fail to perform these services satisfactorily or if they stop providing these services to us or our operating subsidiaries.

Our ability to compete for offshore oil marine transportation, processing and storage projects and to enter into new charters or contracts of affreightment and expand our customer relationships depends largely on our ability to leverage our relationship with Teekay Corporation and its reputation and relationships in the shipping industry. If Teekay Corporation suffers material damage to its reputation or relationships, it may harm the ability of us or other subsidiaries to:

•	renew existing charters and contracts of affreightment upon their expiration;

•	obtain new charters and contracts of affreightment;

•	successfully interact with shipyards during periods of shipyard construction constraints;

•	obtain financing on commercially acceptable terms; or

•	maintain satisfactory relationships with suppliers and other third parties.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition.

Our operating subsidiaries may also contract with certain subsidiaries of Teekay Corporation for the Teekay Corporation subsidiaries to have newbuildings constructed or existing vessels converted on behalf of the operating subsidiaries and to incur the construction-related financing. The operating subsidiaries would purchase the vessels on or after delivery based on an agreed-upon price. None of our operating subsidiaries currently has this type of arrangement with Teekay Corporation or any of its affiliates.

Our growth depends on continued growth in demand for offshore oil transportation, processing and storage services and towage services.

Our growth strategy focuses on expansion in the shuttle tanker, FSO, FPSO and towage sectors. Accordingly, our growth depends on continued growth in world and regional demand for these offshore services, which could be negatively affected by a number of factors, such as:

•	decreases in the actual or projected price of oil, which could lead to a reduction in or termination of production of oil at certain fields we service or a reduction in exploration for or development of new offshore oil fields;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative global or regional economic or political conditions, particularly in oil consuming regions, which could reduce energy consumption or its growth. Reduced demand for offshore marine transportation, processing, storage services or towage services would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Because payments under our contracts of affreightment are based on the volume of oil transported and a portion of the payments under our FPSO units operations contracts are based on the volume of oil produced, utilization of our shuttle tanker fleet, the success of our shuttle tanker business and the revenue from our FPSO units depends upon continued production from existing or new oil fields, which is beyond our control and generally declines naturally over time.

A portion of our shuttle tankers operate under contracts of affreightment. Payments under these contracts of affreightment are based upon the volume of oil transported, which depends upon the level of oil production at the fields we service under the contracts. Payments made to us under FPSO operations contracts are partially based on an incentive component, which is determined by the volume of oil produced. Oil production levels are affected by several factors, all of which are beyond our control, including: geologic factors, including general declines in production that occur naturally over time; mechanical failure or operator error; the rate of technical developments in extracting oil and related infrastructure and implementation costs; the availability of necessary drilling and other governmental permits; the availability of qualified personnel and equipment; strikes, employee lockouts or other labor unrest; and regulatory changes. In addition, the volume of oil produced may be adversely affected by extended repairs to oil field installations or suspensions of field operations as a result of oil spills or otherwise.

The rate of oil production at fields we service may decline from existing or future levels. If such a reduction occurs, the spot market rates in the conventional oil tanker trades at which we may be able to redeploy the affected shuttle tankers may be lower than the rates previously earned by the vessels under the contracts of affreightment. We may receive a reduced production incentive payment or no production incentive payment under the Petrojarl Varg FPSO operations contract depending on production levels. We also have an annual adjustment (within a specified range) to the daily base hire rate under the Voyageur Spirit FPSO operations contract based on our operating performance. Talisman Energy Norge AS (or Talisman Energy) may terminate the Petrojarl Varg operations contract if the Varg field does not yield sufficient revenues. E.ON Ruhrgas UK GP Limited (or E.ON) may terminate the Voyageur Spirit operations contract if the Huntington field does not yield sufficient revenues; however, there is a significant termination fee. Low spot market rates for the shuttle tankers or any idle time prior to the commencement of a new contract or our inability to redeploy any of our FPSO units at an acceptable rate may have an adverse effect on our business and operating results.

The duration of many of our shuttle tanker, FSO and FPSO contracts is the life of the relevant oil field or is subject to extension by the field operator or vessel charterer. If the oil field no longer produces oil or is abandoned or the contract term is not extended, we will no longer generate revenue under the related contract and will need to seek to redeploy affected vessels.

Many of our shuttle tanker contracts have a “life-of-field” duration, which means that the contract continues until oil production at the field ceases. If production terminates for any reason, we no longer will generate revenue under the related contract. Other shuttle tanker, FSO and FPSO contracts under which our vessels operate are subject to extensions beyond their initial term. The likelihood of these contracts being extended may be negatively affected by reductions in oil field reserves, low oil prices generally or other factors. If we are unable to promptly redeploy any affected vessels at rates at least equal to those under the contracts, if at all, our operating results will be harmed. Any potential redeployment may not be under long-term contracts, which may affect the stability of our cash flow. FPSO units, in particular, are specialized vessels that have very limited alternative uses and high fixed costs. In addition, FPSO units typically require substantial capital investments prior to being redeployed to a new field and production service agreement. Any idle time prior to the commencement of a new contract or our inability to redeploy the vessels at acceptable rates may have an adverse effect on our business and operating results.

Future adverse economic conditions, including disruptions in the global credit markets, could adversely affect our results of operations.

In recent years, the global economy experienced an economic downturn and crisis in the global financial markets that produced illiquidity in the capital markets, market volatility, heightened exposure to interest rate and credit risks and reduced access to capital markets. If there is economic instability in the future, we may face restricted access to the capital markets or secured debt lenders, such as our revolving credit facilities. The decreased access to such resources could have a material adverse effect on our business, financial condition and results of operations.

Future adverse economic conditions may affect our customers’ ability to charter our vessels and pay for our services and may adversely affect our business and results of operations.

Future adverse economic conditions may lead to a decline in our customers’ operations or ability to pay for our services, which could result in decreased demand for our vessels and services. Our customers’ inability to pay could also result in their default on our current contracts and charters. The decline in the amount of services requested by our customers or their default on our contracts with them could have a material adverse effect on our business, financial condition and results of operations.

The results of our shuttle tanker operations in the North Sea are subject to seasonal fluctuations.

Due to harsh winter weather conditions, oil field operators in the North Sea typically schedule oil platform and other infrastructure repairs and maintenance during the summer months. Because the North Sea is one of our primary existing offshore oil markets, this seasonal repair and maintenance activity contributes to quarter-to-quarter volatility in our results of operations, as oil production typically is lower in the second and third quarters in this region compared with production in the first and fourth quarters. Because a portion of our North Sea shuttle tankers operate under contracts of affreightment, under which revenue is based on the volume of oil transported, the results of these shuttle tanker operations in the North Sea under these contracts generally reflect this seasonal production pattern. When we redeploy affected shuttle tankers as conventional oil tankers while platform maintenance and repairs are conducted, the overall financial results for the North Sea shuttle tanker operations may be negatively affected as the rates in the conventional oil tanker markets at times may be lower than contract of affreightment rates. In addition, we seek to coordinate some of the general dry-docking schedule of our fleet with this seasonality, which may result in lower revenues and increased dry-docking expenses during the summer months.

Our growth depends on our ability to expand relationships with existing customers and obtain new customers, for which we will face substantial competition.

One of our principal objectives is to enter into additional long-term, fixed-rate time charters and contracts of affreightment. The process of obtaining new long-term time charters and contracts of affreightment is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Shuttle tanker, FSO and FPSO contracts are awarded based upon a variety of factors relating to the vessel operator, including:

•	industry relationships and reputation for customer service and safety;

•	experience and quality of ship operations;

•	quality, experience and technical capability of the crew;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

We expect substantial competition for providing services for potential shuttle tanker, FSO and FPSO projects from a number of experienced companies, including state-sponsored entities. Our Aframax conventional tanker business also faces substantial competition from major oil companies, independent owners and operators and other sized tankers. Many of our competitors have significantly greater financial resources than do we, or Teekay Corporation, which also may compete with us. We anticipate that an increasing number of marine transportation companies—including many with strong reputations and extensive resources and experience—will enter the FSO and FPSO sectors. This increased competition may cause greater price competition for charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on our business, results of operations and financial condition.

Delays in the operational start-up of FPSO units, deliveries of newbuilding vessels or of conversions of existing vessels could harm our operating results.

The operational start-up of FPSO units or the deliveries of any newbuildings or of vessel conversions we may order could be delayed, which would delay our receipt of revenues under the charters or other contracts related to the units or vessels. In addition, under some charters we may enter into, if the operational start-up or our delivery of the newbuilding or converted vessel to our customer is delayed, we may be required to pay liquidated damages during the delay. For prolonged delays, the customer may terminate the charter and, in addition to the resulting loss of revenues, we may be responsible for substantial liquidated damages.

The operational start-up of FPSO units or completion and deliveries of newbuildings or of vessel conversions could be delayed because of:

•	quality or engineering problems, the risk of which may be increased with FPSO units due to their technical complexity;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	inability to finance the construction or conversion of the vessels; or

•	inability to obtain requisite permits or approvals.

If the operational start-up of an FPSO unit or the delivery of a vessel or of a conversion is materially delayed, it could adversely affect our results of operations and financial condition.

Charter rates for conventional oil tankers may fluctuate substantially over time and may be lower when we are attempting to recharter conventional oil tankers, which could adversely affect operating results. Any changes in charter rates for shuttle tankers or FSO or FPSO units could also adversely affect redeployment opportunities for those vessels.

Our ability to recharter our conventional oil tankers following expiration of existing time-charter contracts and the rates payable upon any renewal or replacement charters will depend upon, among other things, the state of the conventional tanker market. Conventional oil tanker trades are highly competitive and have experienced significant fluctuations in charter rates based on, among other things, oil and vessel demand. For example, an oversupply of conventional oil tankers can significantly reduce their charter rates. There also exists some volatility in charter rates for shuttle tankers and FSO and FPSO units.

Over time, the value of our vessels may decline, which could adversely affect our operating results.

Vessel values for shuttle tankers, conventional oil tankers, FSO and FPSO units can fluctuate substantially over time due to a number of different factors, including:

•	prevailing economic conditions in oil and energy markets;

•	a substantial or extended decline in demand for oil;

•	increases in the supply of vessel capacity;

•	competition from more technologically advanced vessels;

•	the cost of retrofitting or modifying existing vessels, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise; and

•	a decrease in oil reserves in the fields and other fields in which our FPSO units might otherwise be deployed.

Vessel values may decline from existing levels, and vessel values in particular have declined over the past few years. If operation of a vessel is not profitable, or if we cannot re-deploy a vessel at attractive rates upon termination of its contract, rather than continue to incur costs to maintain and finance the vessel, we may seek to dispose of it. Our inability to dispose of the vessel at a reasonable value could result in a loss on its sale and adversely affect our results of operations and financial condition. Further, if we determine at any time that a vessel’s future useful life and earnings require us to impair its value on our financial statements, we may need to recognize a significant charge against our earnings.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil industry relating to climate change may also adversely affect demand for our services. Although we do not expect that demand for oil will lessen dramatically over the short term, in the long term climate change may reduce the demand for oil or increased regulation of greenhouse gases may create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

We may be unable to make or realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results.

Our growth strategy includes selectively acquiring existing shuttle tankers and FSO and FPSO units, businesses that own or operate these types of vessels or businesses that provide services to the offshore oil and gas industry. Historically, there have been very few purchases of existing vessels and businesses in the FSO and

FPSO segments. Factors that may contribute to a limited number of acquisition opportunities for FSO units and FPSO units in the near term include the relatively small number of independent FSO and FPSO fleet owners. In addition, competition from other companies, many of which have significantly greater financial resources than do we or Teekay Corporation, could reduce our acquisition opportunities or cause us to pay higher prices. Recently, we entered the long-haul ocean towage and offshore installation services business through our acquisition of ALP Maritime Services B.V. (or ALP) in March 2014.

Any acquisition of a vessel or business may not be profitable at or after the time of acquisition and may not generate cash flow sufficient to justify the investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Unlike newbuildings, existing vessels typically do not carry warranties as to their condition. While we generally inspect existing vessels prior to purchase, such an inspection would normally not provide us with as much knowledge of a vessel’s condition as we would possess if it had been built for us and operated by us during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be substantially higher than for vessels we have operated since they were built. These costs could decrease our cash flow and reduce our liquidity.

Our substantial operations outside the United States expose us to political, governmental and economic instability, which could harm our operations.

Because our operations are primarily conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where we engage in business or where our vessels are registered. Any disruption caused by these factors could harm our business, including by reducing the levels of oil exploration, development and production activities in these areas. We derive some of our revenues from shipping oil from politically unstable regions. Conflicts in these regions have included attacks on ships and other efforts to disrupt shipping. Hostilities or other political instability in regions where we operate or where we may operate could have a material adverse effect on the growth of our business, results of operations and financial condition. In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries in Southeast Asia or elsewhere as a result of terrorist attacks, hostilities or otherwise may limit trading activities with those countries, which could also harm our business. Finally, a government could requisition one or more of our vessels, which is most likely during war or national emergency. Any such requisition would cause a loss of the vessel and could harm our cash flow and financial results.

Marine transportation is inherently risky, particularly in the extreme conditions in which many of our vessels operate. An incident involving significant loss of product or environmental contamination by any of our vessels could harm our reputation and business.

Vessels and their cargoes and oil production facilities we service are at risk of being damaged or lost because of events such as:

•	marine disasters;

•	bad weather;

•	mechanical failures;

•	grounding, capsizing, fire, explosions and collisions;

•	piracy;

•	human error; and

•	war and terrorism.

A portion of our shuttle tanker fleet and the Petrojarl Varg and Voyageur Spirit FPSO units operate in the North Sea. Harsh weather conditions in this region and other regions in which our vessels operate may increase the risk of collisions, oil spills, or mechanical failures.

An accident involving any of our vessels could result in any of the following:

•	death or injury to persons, loss of property or damage to the environment and natural resources;

•	delays in the delivery of cargo;

•	loss of revenues from charters or contracts of affreightment;

•	liabilities or costs to recover any spilled oil or other petroleum products and to restore the ecosystem affected by the spill;

•	governmental fines, penalties or restrictions on conducting business;

•	higher insurance rates; and

•	damage to our reputation and customer relationships generally.

Any of these results could have a material adverse effect on our business, financial condition and operating results. In addition, any damage to, or environmental contamination involving, oil production facilities serviced could suspend that service and result in loss of revenues.

Our insurance may not be sufficient to cover losses that may occur to our property or as a result of our operations.

The operation of shuttle tankers, conventional oil tankers and FSO and FPSO units is inherently risky. All risks may not be adequately insured against, and any particular claim may not be paid by insurance. In addition, substantially all of our vessels are not insured against loss of revenues resulting from vessel off-hire time, based on the cost of this insurance compared to our off-hire experience. Any significant off-hire time of our vessels could harm our business, operating results and financial condition. Any claims relating to our operations covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Certain insurance coverage is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed the insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, the insurance may be voidable by the insurers as a result of certain actions, such as vessels failing to maintain certification with applicable maritime self-regulatory organizations.

Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult to obtain. In addition, the insurance that may be available may be significantly more expensive than existing coverage.

We may experience operational problems with vessels that reduce revenue and increase costs.

Shuttle tankers, FSO units and FPSO units are complex and their operations are technically challenging. Marine transportation and oil production operations are subject to mechanical risks and problems. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Any of these results could harm our business, financial condition and operating results.

Terrorist attacks, piracy, increased hostilities or war could lead to further economic instability, increased costs and disruption of business.

Terrorist attacks, piracy and the current conflicts in the Middle East, and other current and future conflicts, may adversely affect our business, operating results, financial condition, and ability to raise capital and future growth. Continuing hostilities in the Middle East may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may contribute further to economic instability and disruption of oil production and distribution, which could result in reduced demand for our services.

In addition, oil facilities, shipyards, vessels, pipelines, oil fields or other infrastructure could be targets of future terrorist attacks and our vessels could be targets of pirates or hijackers. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil to or from certain locations. Terrorist attacks, war, piracy, hijacking or other events beyond our control that adversely affect the distribution, production or transportation of oil to be shipped by us could entitle customers to terminate the charters and impact the use of shuttle tankers under contracts of affreightment, which would harm our cash flow and business.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and the Indian Ocean off the coast of Somalia. While there continue to be significant numbers of piracy incidents in the Gulf of Aden and Indian Ocean, recently there have been increases in the frequency and severity of piracy incidents off the coast of West Africa. If these piracy attacks result in regions in which our vessels are deployed being named on the Joint War Committee Listed Areas, war risk insurance premiums payable for such coverage can increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ on-board security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, hijacking as a result of an act of piracy against our vessels, or an increase in cost or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

The offshore shipping and storage industry is subject to substantial environmental and other regulations, which may significantly limit operations or increase expenses.

Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties and conventions in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration, including those governing oil spills, discharges to air and water, and the handling and disposal of hazardous substances and wastes. Many of these requirements are designed to reduce the risk of oil spills and other pollution. In addition, we believe that the heightened environmental, quality and security concerns of insurance underwriters, regulators and charterers will lead to additional regulatory requirements, including enhanced risk assessment and security requirements and greater inspection and safety requirements on vessels. We expect to incur substantial expenses in complying with these laws and regulations, including expenses for vessel modifications and changes in operating procedures.

These requirements can affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or hazardous substances from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our operations. In addition, failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations, including, in certain instances, seizure or detention of our vessels.

Exposure to currency exchange rate fluctuations results in fluctuations in cash flows and operating results.

We currently are paid partly in Norwegian Kroner under some of our time charters and contracts of affreightment. In addition, we and our operating subsidiaries have entered into services agreements with certain subsidiaries of Teekay Corporation pursuant to which those subsidiaries provide to us administrative services and to our operating subsidiaries managerial, operational and administrative services. Under the services agreements, the applicable subsidiaries of Teekay Corporation are paid in U.S. Dollars for reasonable direct and indirect expenses incurred in providing the services. A substantial majority of those expenses are in Norwegian Kroner. Fluctuating exchange rates may result in increased payments by us under the services agreements if the strength of the U.S. Dollar declines relative to the Norwegian Kroner. We have entered into foreign currency forward contracts to economically hedge portions of our forecasted expenditures denominated in Norwegian Kroner. We also incur interest expense on our Norwegian Kroner-denominated bonds. We have entered into cross-currency swaps to economically hedge the foreign exchange risk on the principal and interest payments on our Norwegian Kroner bonds.

Many seafaring employees are covered by collective bargaining agreements and the failure to renew those agreements or any future labor agreements may disrupt operations and adversely affect our cash flows.

A significant portion of Teekay Corporation’s seafarers that crew certain of our vessels and Norwegian-based onshore operational staff that provide services to us are employed under collective bargaining agreements. Teekay Corporation may become subject to additional labor agreements in the future. Teekay Corporation may suffer labor disruptions if relationships deteriorate with the seafarers or the unions that represent them. The collective bargaining agreements may not prevent labor disruptions, particularly when the agreements are being renegotiated. Salaries are typically renegotiated annually or bi-annually for seafarers and annually for onshore operational staff and higher compensation levels will increase our costs of operations. Although these negotiations have not caused labor disruptions in the past, any future labor disruptions could harm our operations and could have a material adverse effect on our business, results of operations and financial condition.

Teekay Corporation may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business, or may have to pay substantially increased costs for its employees and crew.

Our success depends in large part on Teekay Corporation’s ability to attract and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense, and crew manning costs continue to increase. If we are not able to increase our rates to compensate for any crew cost increases, our financial condition and results of operations may be adversely affected. Any inability we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business.

Teekay Corporation and its affiliates may engage in competition with us.

Teekay Corporation and its affiliates may engage in competition with us. Pursuant to the Omnibus Agreement, Teekay Corporation, Teekay LNG Partners L.P. (NYSE: TGP) and their respective controlled affiliates (other than us and our subsidiaries) generally have agreed not to engage in, acquire or invest in any business that owns, operates or charters (a) dynamically-positioned shuttle tankers (other than those operating in the conventional oil tanker trade under contracts with a remaining duration of less than three years, excluding extension options), (b) FSO units or (c) FPSO units (collectively offshore vessels) without the consent of our general partner. The Omnibus Agreement, however, allows Teekay Corporation, Teekay LNG Partners L.P. and any of such controlled affiliates to:

•	own, operate and charter offshore vessels if the remaining duration of the time charter or contract of affreightment for the vessel, excluding any extension options, is less than three years;

•	own, operate and charter offshore vessels and related time charters or contracts of affreightment acquired as part of a business or package of assets and operating or chartering those vessels if a majority of the value of the total assets or business acquired is not attributable to the offshore vessels and related contracts, as determined in good faith by Teekay Corporation’s Board of Directors or the conflicts committee of the Board of Directors of Teekay LNG Partners L.P.’s general partner, as applicable; however, if at any time Teekay Corporation or Teekay LNG Partners L.P. completes such an acquisition, it must, within 365 days of the closing of the transaction, offer to sell the offshore vessels and related contracts to us for their fair market value plus any additional tax or other similar costs to Teekay Corporation or Teekay LNG Partners L.P. that would be required to transfer the vessels and contracts to us separately from the acquired business or package of assets; or

•	own, operate and charter offshore vessels and related time charters and contracts of affreightment that relate to tenders, bids or awards for an offshore project that Teekay Corporation or any of its subsidiaries submits or receives; however, at least 365 days after the delivery date of any such offshore vessel, Teekay Corporation must offer to sell the vessel and related time charter or contract of affreightment to us, with the vessel valued (a) for newbuildings originally contracted by Teekay Corporation, at its “fully-built-up cost” (which represents the aggregate expenditures incurred (or to be incurred prior to delivery to us) by Teekay Corporation to acquire, construct and/or convert and bring such offshore vessel to the condition and location necessary for our intended use, plus project development costs for completed projects and projects that were not completed but, if completed, would have been subject to an offer to us) and (b) for any other vessels, Teekay Corporation’s cost to acquire a newbuilding from a third party or the fair market value of an existing vessel, as applicable, plus in each case any subsequent expenditures that would be included in the “fully-built-up cost” of converting the vessel prior to delivery to us.

If we decline the offer to purchase the offshore vessels and time charters described above, Teekay Corporation or Teekay LNG Partners L.P., as applicable, may own and operate the offshore vessels, but may not expand that portion of its business.

In addition, pursuant to the Omnibus Agreement, Teekay Corporation, Teekay LNG Partners L.P. and any of their respective controlled affiliates (other than us and our subsidiaries) may:

•	acquire, operate and charter offshore vessels and related time charters and contracts of affreightment if our general partner has previously advised Teekay Corporation or Teekay LNG Partners L.P. that our general partner’s Board of Directors has elected, with the approval of its Conflicts Committee, not to cause us or our controlled affiliates to acquire or operate the vessels and related time charters and contracts of affreightment;

•	acquire up to a 9.9% equity ownership, voting or profit participation interest in any publicly-traded company that engages in, acquires or invests in any business that owns or operates or charters offshore vessels and related time charters and contracts of affreightment;

•	provide ship management services relating to owning, operating or chartering offshore vessels and related time charters and contracts of affreightment; or

•	own a limited partner interest in Teekay Offshore Operating L.P. (or OPCO) or own shares of Teekay Petrojarl.

If there is a change of control of Teekay Corporation or of the general partner of Teekay LNG Partners L.P., the non-competition provisions of the Omnibus Agreement may terminate, which termination could have a material adverse effect on our business, results of operations and financial condition.

Our general partner and its other affiliates own a controlling interest in us and have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to those of holders of our Notes.

As at May 1, 2014, Teekay Corporation indirectly owns a 2.0% general partner interest and a 27.9% limited partner interest in us and controls our general partner, which controls us. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Teekay Corporation. Furthermore, certain directors and officers of our general partner are directors or officers of affiliates of our general partner. Conflicts of interest may arise between Teekay Corporation and its affiliates, including our general partner, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of holders of our Notes. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires Teekay Corporation or its affiliates (other than our general partner) to pursue a business strategy that favors us or utilizes our assets, and Teekay Corporation’s officers and directors have a fiduciary duty to make decisions in the best interests of the stockholders of Teekay Corporation, which may be contrary to our interests;

•	the Chief Executive Officer and Chief Financial Officer and one of the directors of our general partner also serve as executive officers or directors of Teekay Corporation and the general partner of Teekay LNG Partners L.P.;

•	our general partner is allowed to take into account the interests of parties other than us, such as Teekay Corporation, in resolving conflicts of interest;

•	our general partner has limited its liability and restricted its fiduciary duties under the laws of the Marshall Islands;

•	our general partner determines the amount and timing of our asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available to operate our business;

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions (in each case to affiliates of Teekay Corporation);

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase partnership securities of a certain class or series if it and its affiliates own more than 80.0% of the then-issued and outstanding partnership securities of such class;

•	our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The fiduciary duties of the officers and directors of our general partner may conflict with those of the officers and directors of Teekay Corporation.

Our general partner’s officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our partners. However, the Chief Executive Officer and Chief Financial Officer and all of the non-independent directors of our general partner also serve as executive officers or directors of Teekay Corporation. Consequently, these officers and directors may encounter situations in which their fiduciary obligations to Teekay Corporation, on one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest.

Our partnership agreement limits our general partner’s fiduciary duties and restricts the remedies available for actions taken by our general partner.

Our partnership agreement contains provisions that restrict the standards to which our general partner would otherwise be held by Marshall Islands law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no duty or obligation to give any consideration to any interest of, or factors affecting us or our affiliates. Decisions made by our general partner in its individual capacity are made by its sole owner, Teekay Corporation, and not by the board of directors of our general partner. Examples include the exercise of its call right, its voting rights with respect to the common units it owns, its registration rights and its determination whether to consent to any merger or consolidation of the partnership;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Fees and cost reimbursements, which our general partner determines for services provided to us, are substantial and reduce our cash available to operate our business.

We pay fees for services provided to us and our operating subsidiaries by certain subsidiaries of Teekay Corporation, and we reimburse our general partner for all expenses it incurs on our behalf. These fees are negotiated on our behalf by our general partner, and our general partner also determines the amounts it is reimbursed. These fees and expenses include all costs incurred in providing certain advisory, ship management, technical and administrative services to us and our operating subsidiaries. The payment of fees to Teekay Corporation and reimbursement of expenses to our general partner could adversely affect our financial condition.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions may reduce the amount of working capital borrowings we can make for operating our business.

We have been organized as a limited partnership under the laws of the Republic of The Marshall Islands, which does not have a well-developed body of partnership law.

Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the laws of the State of Delaware and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, the non-statutory law (or case law) of the courts of the State of Delaware is adopted as the law of the Marshall Islands. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware courts. For example, the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Bermuda, Norway and Singapore. In addition, our general partner is a Marshall Islands limited liability company and a majority of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or its directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read “Service of Process and Enforcement of Civil Liabilities.”

USE OF PROCEEDS

We will receive net proceeds of approximately $         million (or approximately $         million if the underwriters exercise their option to purchase additional Notes in full), after deducting underwriting discounts and commissions, structuring fees and estimated offering expenses payable by us, from the issuance of the Notes in this offering. We will use the net proceeds from this offering for general partnership purposes, including funding newbuilding installments, capital conversion projects and the future acquisitions of vessels from Teekay Corporation or third parties. Pending the application of funds for these purposes, we expect to repay a portion of our outstanding debt under certain of our credit facilities.

RATIO OF EARNINGS TO FIXED CHARGES AND

TO FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth the historical ratio of our consolidated earnings to our consolidated fixed charges and the ratio of our consolidated earnings to our consolidated fixed charges and preferred unit distributions for the periods indicated.

	Three months ended March 31,	Year ended December 31,
	2014	2013	2012	2011		2010	2009
Ratio of earnings to fixed charges (1)	1.1x	1.6x	2.9x	—	(2)	1.7x	2.8x
Ratio of earnings to fixed charges and preferred unit distributions (1)	1.0x	1.5x	2.9x	—	(2)	1.7x	2.8x

(1)	This data is unaudited for all periods presented. For purposes of computing these ratios, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income of equity investees, and subtracting interest capitalized. Fixed charges represent (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) interest within time-charter hire expense. Preferred unit distributions represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preferred units and is computed as the amount of (a) the distribution divided by (b) the result of one minus the effective income tax rate applicable to continuing operations. No preferred units were outstanding during 2012, 2011, 2010 or 2009. The Partnership issued preferred units in 2013.
(2)	For the year ended December 31, 2011, the ratios of earnings to fixed charges and to fixed charges and preferred unit distributions were in each case less than 1.0x. The amount of the deficiency was $90.1 million.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2014, on a historical basis and on an as adjusted basis to give effect to the Notes to be issued in this offering and the application of the estimated net proceeds therefrom as described under “Use of Proceeds.”

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our 2013 Annual Report and our Report on Form 6-K for the three months ended March 31, 2014, each of which is incorporated by reference herein.

	As of March 31, 2014
	Actual		As Adjusted (1)
	(in thousands)
Total cash and cash equivalents		$222,990	$

Long-term debt, including current portion	$		$
U.S. Dollar-denominated Revolving Credit Facilities due through 2018 (2)		714,018
Norwegian Kroner Bonds due through 2019		484,277		484,277
U.S. Dollar-denominated Term Loans due through 2018		183,536		183,536
U.S. Dollar-denominated Term Loans due through 2023		922,947		922,947
U.S. Dollar Bonds due through 2023		174,150		174,150
% Notes due 2019 offered hereby		—
Equity:
Non-controlling interests		39,519		39,519
Partners’ equity
Limited partners—common units (85.5 million units issued and outstanding at both March 31, 2014 and December 31, 2013)		579,830		579,830
Limited partners—preferred units (6.0 million units issued and outstanding at both March 31, 2014 and December 31, 2013)		144,800		144,800
General Partner		20,399		20,399

Total capitalization		$3,486,466	$

(1)	As adjusted data reflects our issuance and sale of our Notes in this offering, after deducting estimated underwriting discounts and commissions, structuring fees, and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional Notes in full and after making such related deductions, our as adjusted cash and cash equivalents and total capitalization would be approximately $ million and $ billion, respectively.
(2)	Excludes two drawdowns on our revolving credit facilities subsequent to March 31, 2014, including a $65 million drawdown in early April 2014 on our revolving credit facility secured by the Petrojarl Varg FPSO and a $47 million drawdown in early May 2014 on our revolving credit facility secured by the Petrojarl Cidade de Rio das Ostras FPSO.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (or the TIA), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Teekay Offshore Partners L.P., the issuer of the Notes, and not to any of its subsidiaries, and all references to the “Co-Issuer,” refer to Teekay Offshore Finance Corp., the co-issuer of the Notes. Teekay Offshore Partners L.P. and Teekay Offshore Finance Corp. shall together be referred to as the “Issuers” of the Notes.

The following description of the particular terms of the Notes offered hereby supplements the “Description of Securities” set forth in the accompanying prospectus.

General

The Notes will be issued under an indenture to be dated as of May     , 2014 (or the Base Indenture), between the Issuers and The Bank of New York Mellon, as trustee (or the Trustee), as supplemented by a first supplemental indenture to be dated as of May     , 2014, between the Issuers and the Trustee (or the Supplemental Indenture and, together with the Base Indenture, the Indenture). The Notes will be a separate series of the Issuers’ “debt securities” (as that term is used in the accompanying prospectus).

The Notes will initially be limited to $         million in aggregate principal amount (or $         million if the underwriters exercise their option to purchase additional Notes in full). The Indenture will not limit the amount of debt securities that the Issuers may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. The Issuers may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any additional debt securities issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes. No such additional debt securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business, our ability to pay dividends, our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will bear interest from the date of original issue until maturity on July     , 2019 at an annual rate of     %.

Interest on the Notes will accrue from                     , 2014. The Issuers will make interest payments on the Notes quarterly on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2014, to holders of record at the close of business on the January 15, April 15, July 15 or October 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the Notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness.

The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness.

The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. Assuming the Issuers had completed this offering on March 31, 2013, after giving effect to the issuance of our Notes and the application of the estimated net proceeds of the offering, we and our subsidiaries would have had an aggregate of approximately $         of debt outstanding (or approximately $         if the underwriters exercise their option to purchase additional Notes in full). Of such amount, approximately $       billion was secured debt and approximately $       billion was debt of our subsidiaries. See “Risk Factors Risks of Investing in our Notes—Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt and debt of our subsidiaries.”

The Notes will be obligations of the Issuers and will not be guaranteed by any of our subsidiaries. Accordingly, the Notes will effectively rank junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to us). We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred unitholders, if any, other than us, of our subsidiaries. See “Risk Factors—Risks of Investing in our Notes.”

The Notes will have a corresponding status as Indebtedness of the Co-Issuer.

Listing

We intend to apply to list the Notes on the New York Stock Exchange under the symbol “             .” We expect trading in the Notes to begin within 30 days after May         , 2014, the original issue date of the Notes.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value of accrued but unpaid interest, if any; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof.

Optional Redemption

Except as described under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable at the option of the Issuers prior to maturity.

We or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Additional Amounts

All payments made by or on behalf of either Issuer under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (or Taxes) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which either Issuer (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a Specified Tax Jurisdiction), will at any time be required to be made from any payments made under or with respect to the Notes, such Issuer will pay such additional amounts (or the Additional Amounts) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes, to the extent it is legally entitled to do so, to complete, execute and deliver to the Company any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Issuers to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;

(5)	any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)	any Taxes imposed on or with respect to any payment by the Issuers to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or

(8)	any combination of items (1) through (7) above.

If either Issuer becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than two business days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

Each Issuer will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Each Issuer will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of such Issuer to withhold or deduct an amount on account of Taxes for which such Issuer would have been obliged to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

Each Issuer will pay any present or future stamp, court, issue, registration, value added, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, other than, for the avoidance of doubt, any Transfer Taxes, as defined below in “—Transfer and Exchange” (each such tax, a Note Issuance Tax), and such Issuer will indemnify the holders for any such Note Issuance Taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to either Issuer is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Issuers may redeem the Notes, at their option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable) by the Company, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest (if any) to the applicable redemption date and all Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that either Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to such Issuer (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)	a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which such Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. Before the Company publishes, mails or delivers notice of redemption of the Notes as described above, the Company will deliver to the Trustee and paying agent (a) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the applicable Issuer to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that either Issuer has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(1)	Pari passu ranking. The Company’s obligations under the Indenture and the Notes shall at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save for those whose claims that are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application and for other obligations that are mandatorily preferred by law applying to companies generally.

(2)	Mergers. The Company shall not, and shall ensure that no Group Company shall, carry out any merger or other business combination or corporate reorganization involving consolidating the assets and obligations of any of the Group Companies with any other companies or entities not being a member of the Group if such transaction would reasonably be expected to have a Material Adverse Effect.

(3)	De-mergers. The Company shall not, and shall ensure that no Group Company shall, carry out any de merger or other corporate reorganization involving splitting any Group Company into two or more separate companies or entities, if such transaction would reasonably be expected to have a Material Adverse Effect.

(4)	Continuation of business.

(a)	The Company shall not cease to carry on the general nature or scope of its business. The Company shall ensure that no Group Company shall cease to carry on the general nature or scope of its business, if such cessation would reasonably be expected to have a Material Adverse Effect.

(b)	The Company shall procure that no material change is made to the general nature or scope of the business of the Group from that carried on at the date of the Indenture, or as contemplated by the Indenture.

(5)	Disposal of business. The Company shall not, and shall ensure that no Group Companies shall, be entitled to sell or otherwise dispose of all or a substantial part of the Group’s aggregate assets or operations, unless:

(a)	the transaction is carried out at fair market value, on terms and conditions customary for such transactions; and

(b)	such transaction would not reasonably be expected to have a Material Adverse Effect.

(6)	Related party transactions. The Company shall not engage in, or permit any member of the Group to engage in, directly or indirectly, any transaction with any affiliate of Teekay Corporation that is not a Group Company (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service), except (i) pursuant to existing agreements and arrangements with such affiliates or (ii) transactions that are (A) approved by a majority of the members of the conflicts committee of the board of directors of the GP, (B) on terms no less favorable to the Company or such Group member than those generally being provided to or available from unrelated third parties, (C) fair and reasonable to the Company or such Group member, taking into account the totality of the relationships between the Group and the other parties involved (including other transactions that may be particularly favorable or advantageous to the Group) or (D) immaterial in amount or significance to the Company or the Group.

(7)	Restricted Payments. The Company shall not, and shall not permit any Group Company to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Restricted Payments payable solely in equity interests issued by the Company and not in cash, (b) a Subsidiary of the Company may make Restricted Payments in cash to the Company or another Subsidiary and (c) any other Restricted Payments in cash in accordance with applicable law so long as after giving effect thereto no Event of Default has occurred and is continuing and no Default or Event of Default will result therefrom.

(8)	Corporate status. The Company shall not, and shall ensure that no Group Company changes its type of organization or jurisdiction of organization unless (i) such change in type or jurisdiction of organization would not reasonably be expected to have a Material Adverse Effect and (ii) in the case of the Company or the Co-Issuer, such change is made pursuant to and in accordance with “—Consolidation, Merger and Sale of Assets.”

(9)	Compliance with laws. The Company shall (and shall ensure that all Group Companies shall) comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations) if such failure to comply would reasonably be expected to have a Material Adverse Effect.

(10)	Free Liquidity. The Company shall, at any time during the term of the Notes, ensure that the Group on a consolidated basis maintains the following financial covenants:

(a)	aggregate Free Liquidity and undrawn committed revolving credit lines available to the Group (but excluding committed revolving credit lines with less than six months to maturity) of a minimum of $75,000,000; and

(b)	the aggregate of such Free Liquidity and undrawn committed revolving credit lines shall not be less than 5% of Total Debt.

(11)	Listing. The Company shall (i) ensure that the Company’s common units remain listed on the New York Stock Exchange or another recognized stock exchange and (ii) maintain the listing and quotation of the Notes on the Exchange.

(12)	Limitation on Activities of Co-Issuer. The Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any material trade or business, or conduct any material business activity, other than (i) the issuance of its capital stock or other ownership interests to the Company, (ii) the incurrence of Financial Indebtedness and (iii) activities incidental thereto; provided that the foregoing restrictions and limitations shall not apply upon the merger or consolidation of the Co-Issuer with the Company. So long as the Company or any successor to the Company under the Notes is an entity other than a corporation there shall be a co-issuer of the Notes that is a wholly owned Subsidiary of the Company that is a corporation organized and existing under the laws of the Marshall Islands.

Compliance with clause (10) in the preceding paragraph is measured on the last day of each of our fiscal quarters, commencing June 30, 2014. Within 60 days after the end of the first three fiscal quarters each fiscal year and within 120 days after the end of each fiscal year (in each case subject to any extensions or waivers), the Company is required to deliver to the Trustee an officer’s certificate confirming compliance with each of the covenants described above. Each such certificate will be made available to the holders of the Notes upon request to the Trustee. The Company shall mail, within 10 Business Days of the discovery thereof, to all holders of the Notes and Trustee, notice of any Default in compliance with the covenants described above.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Default” means an Event of Default or any event or circumstance specified under “—Events of Default” which would (with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition or any combination of the foregoing) be an Event of Default under the Indenture.

“Encumbrance” means any encumbrance, mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security (provided that the foregoing shall not include a pledge of deposit accounts to the extent such pledge does not restrict withdrawal from such accounts).

“Event of Default” means the occurrence of an event or circumstance specified under “—Events of Default.”

“Exchange” means securities exchange or other reputable marketplace for securities, on which the Notes are listed, or where the Company has applied for listing of the Notes.

“Financial Indebtedness” means any indebtedness incurred in respect of:

(1)	moneys borrowed, including acceptance credit;

(2)	any bond, note, debenture, loan stock or other similar instrument;

(3)	the amount of any liability in respect of any lease, hire purchase contract which would, in accordance with GAAP as in effect on the date hereof, be treated as a finance or capital lease;

(4)	receivables sold or discounted (other than any receivables sold on a non-recourse basis);

(5)	any sale and lease-back transaction, or similar transaction which is treated as indebtedness under GAAP;

(6)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(7)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including without limitation currency or interest rate swaps, caps or collar transactions (and, when calculating the value of the transaction, only the mark-to-market value of the applicable derivative shall be taken into account);

(8)	any amounts raised under any other transactions having the commercial effect of a borrowing or raising of money, whether recorded in the balance sheet or not (including any forward sale of purchase agreement);

(9)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institutions; and

(10)	(without double counting) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any of the items referred to in (1) through (9) above.

“Free Liquidity” means, at any time, cash, cash equivalents and marketable securities (with investment grade rating from S&P and/or Moody’s Investors Service) of maturities less than one (1) year, to which the Group shall have free, immediate and direct access each as reflected in the Company’s most recent quarterly, consolidated financial statements. For the avoidance of doubt, Free Liquidity shall not be subject to any Encumbrance.

“GAAP” means the generally accepted accounting principles in the United States of America, in force from time to time.

“GP” or the “General Partner” means Teekay Offshore GP L.L.C., a Marshall Islands limited liability company with Company No. 960881, which is the general partner of the Company, which is a limited partnership formed under the Marshall Islands Limited Partnership Act and governed by a limited partnership agreement. Under such Act and partnership agreement, the GP manages the operations and activities of the Company.

“Group” means the Company and its Subsidiaries, and a “Group Company” means the Company or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on: (a) the business, financial condition or operations of the Company and/or the Group taken as a whole, (b) the Company’s ability to perform and comply with its obligations under the Indenture or the Notes; or (c) the validity or enforceability of the Indenture or the Notes.

“Material Subsidiary” means:

(1)	any Subsidiary whose total consolidated assets represent at least 10% of the total consolidated assets of the Group, or

(2)	any Subsidiary whose total consolidated revenues represent at least 10% of the total consolidated net revenue of the Group.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of or other ownership interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of or other ownership interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of or other ownership interests in the Company or any Subsidiary.

“Subsidiary” means an entity over which another entity or person has a determining influence due to (i) direct and indirect ownership of shares or other ownership interests, (ii) control of the general partner of any such other entity that is a limited partnership and/or (iii) agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to elect or dismiss a majority of the directors in the entity.

“Total Debt” means, at any time, on a consolidated basis of the Group, the aggregate of:

(1)	the amount calculated in accordance with GAAP shown as each of “long term debt”, “short term debt” and “current portion of long term debt” on the latest consolidated balance sheet of the Company; and

(2)	the amount of any liability in respect of any lease or hire purchase contract entered into by the Company or any of its Subsidiaries which would, in accordance with GAAP as in effect on the date hereof, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under “restricted cash”).

Change of Control Permits Holders to Require the Issuers to Purchase Notes

If a Change of Control (as defined below) occurs at any time, you will have the right, at your option, to require the Issuers to purchase for cash any or all of your Notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price the Issuers are required to pay (or the Change of Control Purchase Price) is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the interest payment date to which such record date relates, in which case the Issuers will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the Change of Control Purchase Price will be equal to 101% of the principal amount of the Notes to be purchased). The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by the Issuers will be paid for in cash. A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued

(1)	if all management powers over the business and affairs of the Company are vested exclusively in its general partner, an event where:

(a)	The General Partner ceases to be the general partner of the Company; or

(b)	Teekay Corporation ceases to own, directly or indirectly, a minimum of fifty percent (50%) of the voting rights in the General Partner; or

(2)	if all management powers over the business and affairs of the Company become vested exclusively in a board of directors of the Company, an event where Teekay Corporation ceases to be the holder, directly or indirectly, of a minimum of fifty percent (50%) of the voting rights to elect the members of that board of directors.

On or before the 20th day after the occurrence of a Change of Control, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control;

•	the date of the Change of Control;

•	the last date on which a holder may exercise the repurchase right;

•	the Change of Control Purchase Price;

•	the Change of Control Purchase Date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require the Issuers to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the Change of Control purchase right, you must deliver, on or before the business day immediately preceding the Change of Control Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Change of Control Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your Notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the Notes are to be purchased by the Issuers pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

The Issuers will be required to purchase the Notes on the Change of Control Purchase Date. You will receive payment of the Change of Control Purchase Price on the later of the Change of Control Purchase Date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price of the Notes on the Change of Control Purchase Date, then:

•	the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Change of Control Purchase Price).

In connection with any purchase offer pursuant to a Change of Control purchase notice, the Issuers will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No Notes may be purchased at the option of holders upon a Change of Control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

•	The purchase rights of the holders could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that the Issuers offer to purchase the Notes upon a Change of Control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a Change of Control were to occur, the Issuers may not have enough funds to pay the Change of Control Purchase Price. The Issuers ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to purchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase our Notes.” If the Issuers fail to purchase the Notes when required following a Change of Control, the Issuers will be in Default under the Indenture. In addition, we have, and the Issuers may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require the Issuers to purchase their indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

Neither the Company nor the Co-Issuer may consolidate with or merge with or into, any other person or sell, assign, convey, transfer, lease its properties and assets as an entirety or substantially as an entirety to any person, unless:

•	the successor person is organized and existing under the laws of the Marshall Islands, the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company or the Co-Issuer, as applicable, under the Notes and the Indenture;

•	immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

•	other conditions specified in the Indenture are met.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company or the Co-Issuer, as applicable, in accordance with the foregoing provisions, the successor person formed by such consolidation or into which the Company or the Co-Issuer, as applicable, is merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Co-Issuer, as applicable, under the Indenture; and thereafter, except in the case of a lease, the Company or the Co-Issuer, as applicable, shall be released from all obligations and covenants under this Indenture and the Notes.

Events of Default

The Notes are subject to the following events of default:

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for five business days;

(3)	failure to perform or comply with the provisions of the Indenture relating to mergers and similar events;

(4)	failure to provide notice of a Change of Control or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require the Issuers to Purchase Notes;”

(5)	failure to perform any of the other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)	any Financial Indebtedness or committed Financial Indebtedness of the Group or any Group Company falling within clauses (i) through (iv) below exceeds a total of $100,000,000 (or the equivalent in other currencies):

(i)	any Financial Indebtedness is not paid when due after giving effect to any applicable grace period,

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described) and such cancellation and suspension would reasonably be expected to have a Material Adverse Effect; or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(7)	any judgment or decree for the payment of money in excess of $100,000,000 (or the equivalent thereof in other currencies) is entered against any Group Company (net of any amounts (i) that a reputable insurance company has acknowledged liability for in writing and (ii) for which any joint venture partner or any other owners (other than Group Companies) of any Group Company are liable) and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting the Issuers or any Material Subsidiary.

If an Event of Default, other than an Event of Default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (8) above occurs, the principal amount of the Notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and any premium, interest or Additional Amounts which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an Event of Default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such Event of Default first occurs and on which such Event of Default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such Event of Default first occurs and on which such Event of Default is continuing. In the event we do not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such Event of Default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Events of Default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such Event of Default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the Indenture, applicable law and the Trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture unless:

•	the holder has previously given the Trustee written notice of a continuing Event of Default;

•	the holders of not less than 25% in aggregate principal amount of the Notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any Note on or after the applicable due date in accordance with the Indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any Default or Event of Default unless:

•	the Issuers fail to pay the principal of or any interest on any Note when due;

•	the Issuers fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 90 days after the Trustee receives written notice of a Default, the Trustee shall transmit by mail to all holders, notice of such Default hereunder, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders. In addition, we are required to deliver to the Trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year and whether we, to the officers’ knowledge, are in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute Defaults, their status and what action we are taking or propose to take in respect thereof.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

its Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

The Issuers and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive the Issuers’ compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes;

•	reduce the principal amount of or interest on the Notes;

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under “—Change of Control Permits Holders to Require the Issuers to Purchase Notes” in a manner adverse to holders of Notes;

•	change the ranking of the Notes;

•	change the Issuers’ obligation to pay Additional Amounts on any Note; or

•	modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

The Issuers and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the Notes in any material respect;

•	provide for the assumption by a successor of the Issuers’ obligations under the Indenture;

•	secure the Notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon the Issuers; or

•	make any change that does not adversely affect the rights of any holder.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Issuers may satisfy and discharge their obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness all of the outstanding Notes and all other sums payable under the Indenture by the Issuers. Such discharge is subject to terms contained in the Indenture.

If the Issuers satisfy and discharge their obligations under the Indenture, the Issuers will be released from their obligations in the provisions described under “Change of Control Permits Holders to Require the Issuers to Purchase Notes.”

Defeasance

The Issuers may terminate at any time all their obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers may also terminate at any time the Issuers’ obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require the Issuers to Purchase Notes,” “—Certain Covenants” and “— Reports,” and the operation of certain Events of Default, which we refer to as “covenant defeasance.” The Issuers may exercise the legal defeasance option notwithstanding their prior exercise of the covenant defeasance option.

If the Issuers exercise their legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	the Issuers irrevocably deposit in trust with the Trustee cash or U.S. Government obligations or a combination thereof for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such defeasance or covenant defeasance does not constitute a default under the Indenture or any other material agreement or instrument binding the Issuers,

(3)	no Event of Default has occurred and is continuing on the date of such deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, an Event of Default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, the Issuers deliver to the Trustee an opinion of counsel stating that:

(a)	the Issuers have received from the IRS a letter ruling, or there has been published by the Internal Revenue Service a revenue ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred,

(5)	in the case of the covenant defeasance option, the Issuers deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)	the Issuers deliver to the Trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. Government obligations (or other property as may be provided pursuant to the terms of the Indenture) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)	we deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

If the Issuers defease their obligations under the Indenture, the Issuers will be released from their obligations in the provisions described under “—Change of Control Permits Holders to Require the Issuers to Purchase Notes.”

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder (each such tax or similar governmental charge, a Transfer Tax). We are not required to transfer or exchange any note surrendered for purchase except for any portion of that note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent;

•	appoint additional paying agents; or

•	approve any change in the office through which any security registrar or any paying agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). The Issuers will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The Trustee will be designated as the Issuers’ paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to the Issuers for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1) all quarterly and annual financial information to the extent required of us to be contained in Forms 20-F, 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors; and

(2) at or prior to such times as would be required to be filed or furnished to the SEC if the Company was then a “foreign private issuer” subject to Sections 13(a) and 15(d) of the Exchange Act, all such other reports and information that the Company would have been required to file or furnish pursuant thereto.

We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee and posted on the website of the Company within the time periods that would apply if the Company were required to file those reports with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for the Issuers as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an Event of Default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Bank of New York Mellon will be the Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

Book-entry System; Delivery and Form

Global Notes

The Issuers will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of the Issuers, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither the Issuers nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

The Issuers will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither the Issuers nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

The following table summarizes our credit facilities and debt securities as of March 31, 2014.

	March 31, 2014	December 31, 2013	December 31, 2012
	(in thousands of U.S. dollars)
U.S. Dollar-denominated Revolving Credit Facilities due through 2018 (1)	$714,018	$743,494	$812,509
Norwegian Kroner Bonds due through 2019	484,277	312,947	215,641
U.S.Dollar-denominated Term Loans due through 2018	183,536	188,854	213,641
U.S. Dollar-denominated Term Loans due through 2023	922,947	949,531	527,489
U.S. Dollar Bonds due through 2023	174,150	174,150	—

Total	2,478,928	2,368,976	1,769,280
Less current portion	748,055	806,009	248,358

Long-term portion	$1,730,873	$1,562,967	$1,520,922

(1)	Excludes two drawdowns on our revolving credit facilities subsequent to March 31, 2014, including a $65 million drawdown in early April 2014 on our revolving credit facility secured by the Petrojarl Varg FPSO and a $47 million drawdown in early May 2014 on our revolving credit facility secured by the Petrojarl Cidade de Rio das Ostras FPSO.

As at March 31, 2014, the Partnership had seven long-term revolving credit facilities, which, as at such date, provided for total borrowings of up to $839.5 million, of which $125.5 million was undrawn. Five of the revolving credit facilities are guaranteed by the Partnership and certain of its subsidiaries for all outstanding amounts and contain covenants that require the Partnership to maintain the greater of a minimum liquidity (cash, cash equivalents and undrawn committed revolving credit lines with at least six months to maturity) of at least $75.0 million and 5.0% of the Partnership’s total consolidated debt. Two revolving credit facilities are guaranteed by Teekay Corporation and contain covenants that require Teekay Corporation to maintain the greater of a minimum liquidity (cash and cash equivalents) of at least $50.0 million and 5.0% of Teekay Corporation’s total consolidated debt which has recourse to Teekay Corporation. The revolving credit facilities are collateralized by first-priority mortgages granted on 24 of the Partnership’s vessels, together with other related security.

In January 2014, the Partnership issued NOK 1,000 million in senior unsecured bonds that mature in January 2019 in the Norwegian bond market. As of March 31, 2014, the carrying amount of the bonds was $167.0 million. All interest payments have been swapped into U.S. dollars at a fixed rate of 6.2825%. The Partnership is applying to list the bonds on the Oslo Stock Exchange.

In January 2013, the Partnership issued in the Norwegian bond market NOK 1,300 million in senior unsecured bonds. The bonds were issued in two tranches maturing in January 2016 (NOK 500 million) and January 2018 (NOK 800 million). As at March 31, 2014, the carrying amount of the bonds was $217.1 million. The bonds are listed on the Oslo Stock Exchange. All interest payments on the tranche maturing in 2016 have been swapped into U.S. dollars at a fixed rate of 4.80%. All interest payments on the tranche maturing in 2018 have been swapped into U.S. dollars at a fixed rate of 5.93%.

The Partnership has NOK 600 million of senior unsecured bonds that mature in January 2017 in the Norwegian bond market. As at March 31, 2014, the carrying amount of the bonds was $100.2 million. The bonds are listed on the Oslo Stock Exchange. All interest payments have been swapped into U.S. dollars at a fixed rate of 7.49%.

As at March 31, 2014, six of the Partnership’s 50% owned subsidiaries each had an outstanding term loan, which in the aggregate totaled $183.5 million. These term loans are collateralized by first-priority mortgages on the six shuttle tankers to which the loans relate, together with other related security.

As at March 31, 2014, the Partnership had term loans outstanding for the shuttle tankers the Amundsen Spirit, the Nansen Spirit, the Peary Spirit, the Scott Spirit, the Samba Spirit and the Lambada Spirit and for the Rio das Ostras, the Piranema Spirit and the Voyageur Spirit FPSO units, which in aggregate totaled $922.9 million. These are collateralized by first-priority mortgages on the vessels to which the loans relate, together with other related security.

As at March 31, 2014, the Partnership had outstanding $174.2 million of ten-year senior unsecured bonds that mature in December 2023 and were issued in the second half of 2013 in a U.S. private placement market to finance the Bossa Nova Spirit and the Sertanejo Spirit shuttle tankers. The bonds accrue interest at a fixed combined rate of 4.96%. The bonds are collateralized by first-priority mortgages on the two vessels to which the bonds relate, together with other related security.

Interest payments on the revolving credit facilities and the term loans are based on LIBOR plus a margin. As at March 31, 2014, the margins ranged between 0.30% and 3.25%.

Obligations under the Partnership’s credit facilities are secured by certain vessels, and if the Partnership is unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets. The Partnership has one revolving credit facility that requires the Partnership to maintain a vessel value to outstanding drawn principal balance ratio of a minimum of 105%. As at March 31, 2014, the Partnership and Teekay Corporation were in compliance with all covenants in the credit facilities and long-term debt.

The operating and financial restrictions and covenants in our financing arrangements and debt securities restrict the ability of us and our subsidiaries to:

•	incur or guarantee indebtedness;

•	change ownership or structure, including mergers, consolidations, liquidations and dissolutions;

•	make dividends or distributions;

•	make certain negative pledges and grant certain liens;

•	sell, transfer, assign or convey assets;

•	make certain investments; and

•	enter into a new line of business.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations that may be relevant to prospective holders of our Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (or the Code), applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of our Notes that purchase our Notes at their issue price (i.e., the first price at which a substantial amount of the Notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) as part of the initial offering and hold our Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships considering an investment in our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Notes.

No ruling has been requested from the Internal Revenue Service (or the IRS) regarding any matter affecting us, holders of our Notes, or our shareholders. Accordingly, the statements made herein may not be sustained by a court if contested by the IRS.

Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien; (ii) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stated Interest on our Notes

Interest on a Note (including additional amounts, if any, and any non-U.S. taxes withheld on the payments of interest or additional amounts) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income) and the U.S. Holder’s adjusted tax basis in our Notes. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for our Notes. A U.S. Holder’s adjusted tax basis in our Notes generally will equal the amount paid for our Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare Tax on Unearned Income

Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% tax on certain investment income, including interest, and gain from the disposition of our Notes, less certain deductions. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A “non-U.S. Holder” is a beneficial owner of our Notes that is an individual, corporation, estate or trust that is not a U.S. Holder.

Interest on our Notes

Subject to the discussion in “—Information Reporting and Backup Withholding,” a non-U.S. Holder is generally not subject to U.S. federal income tax or withholding tax on interest (including additional amounts, if any, and any non-U.S. taxes withheld on the payment of interest or additional amounts) on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the interest is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder. If the non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate unless an applicable income tax treaty provides for a lower rate.

Disposition of Notes

The U.S. federal income taxation of any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition by a non-U.S. Holder of our Notes generally will be the same as described above regarding interest on our Notes. However, if a non-U.S. Holder an individual present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met, the non-U.S. Holder may be subject to tax at a 30% rate on gain resulting from the disposition of our Notes which may be offset by U.S. source capital losses.

U.S. Estate Tax Considerations

For purposes of U.S. federal estate tax, our Notes will be treated as situated outside the United States and will not be includible in the gross estate of a non-U.S. holder at the time of death.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following is based upon the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, relating to the current laws of the Republic of The Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we, OPCO and our respective subsidiaries do not, and we do not expect that we, OPCO or our respective subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the Notes, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the Notes.

It is the responsibility of each noteholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each noteholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each noteholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of him.

UNDERWRITING

Sterne, Agee & Leach, Inc. and DNB Markets, Inc. are acting as joint book-running managers and structuring agents of this offering and as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount
Sterne, Agee & Leach, Inc.	$
DNB Markets, Inc.
ABN AMRO Securities (USA) LLC
Raymond James & Associates, Inc.
Scotia Capital (USA) Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes (other than those covered by the underwriters’ option to purchase additional Notes described below) if they purchase any of the Notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per note in the case of sales to retail investors, and $         per note in the case of sales to institutional investors. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Subject to certain exceptions, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $         million additional principal amount of Notes at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a principal amount of additional Notes approximately proportionate to that underwriter’s initial purchase commitment. Any Notes issued or sold under the option will be issued and sold on the same terms and conditions as the other Notes that are the subject of this offering.

We have agreed to pay Sterne, Agee & Leach, Inc. and DNB Markets, Inc. a structuring fee of $         in connection with this offering.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Paid by Us
	No Exercise		Full Exercise
Per note		$(1)		$(1)
Total	$		$

(1)	For sales to retail investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. For sales to institutional investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note.

We estimate that our total expenses for this offering will be approximately $375,000.

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional Notes, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of Notes in an amount up to the principal amount of Notes represented by the underwriters’ option to purchase additional Notes.

•	“Naked” short sales are sales of Notes in an amount in excess of the principal amount of Notes represented by the underwriters’ option to purchase additional Notes.

•	Covering transactions involve purchases of Notes either pursuant to the underwriters’ option to purchase additional Notes or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase Notes in the open market or must exercise the option to purchase additional Notes. In determining the source of Notes to close the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through the underwriters’ option to purchase additional Notes.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of certain underwriters are lenders or agents under certain of our credit facilities. The amount of net proceeds we use to repay affiliates of any single underwriter in respect of borrowings outstanding under these credit facilities will, in each case, be less than 5% of the total net proceeds from this offering.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Offshore Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company, and Teekay Offshore Finance Corp. is incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we and Teekay Offshore Finance Corp. have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner, Teekay Offshore Finance Corp. or the directors, officers, managers or partners of such entities judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our general partner’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Perkins Coie LLP will pass upon certain legal matters with respect to the offering for us. The validity of the Notes offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands and New York will be passed upon for us by Watson, Farley & Williams LLP. Vinson & Elkins L.L.P., Washington DC, will pass upon certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Teekay Offshore Partners L.P. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein and in the related registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal noteholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2013;

•	our Report on Form 6-K for the three months ended March 31, 2014;

•	our Registration Statement on Form 8-A/A filed with the SEC on May 7, 2013;

•	all subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	all of our subsequent Registration Statements on Form 8-A or 8-A/A filed with the SEC prior to the termination of this offering.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekayoffshore.com, or by writing or calling us at the following address:

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any free writing prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any free writing prospectus is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts, commissions and structuring fees, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated.

Printing costs	$50,000
Legal fees and expenses	$200,000
Accounting fees and expenses	$80,000
Trustee fees and expenses	$10,000
Miscellaneous	$35,000

Total	$375,000

PROSPECTUS

Teekay Offshore Partners L.P.

Teekay Offshore Finance Corp.

Common Units

Preferred Units

Convertible Preferred Units

Debt Securities

Convertible Debt Securities

We may, from time to time, offer to sell common units, preferred units, convertible preferred units, debt securities or convertible debt securities. We refer to our common units, preferred units, convertible preferred units, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used, from time to time, to offer our common units for the account of selling unitholders.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell these securities, or selling unitholders may offer and sell our common units, to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common units are traded on the New York Stock Exchange under the symbol “TOO.” On May 19, 2014, the last reported sale price of our common units on the New York Stock Exchange was $35.21 per unit. Our Series A preferred units are listed on the New York Stock Exchange under the symbol “TOOPRA.” On May 19, 2014, the last reported sale price of our Series A preferred units on the New York Stock Exchange was $25.60 per unit.

Investing in our securities involves a high degree of risk. In addition, limited partnerships are inherently different than corporations. You should carefully consider the section entitled “Forward-Looking Statements” contained on page 1 and each of the factors described under “Risk Factors” beginning on page 3 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 20, 2014

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed or hereafter file with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, (a) we may sell from time to time any combination of the common units, preferred units, convertible preferred units, debt securities or convertible debt securities described in this prospectus in one or more offerings and (b) selling unitholders may sell from time to time our common units in one or more offerings. This prospectus generally describes us and the securities that may be offered. Each time we or selling unitholders offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. If information varies between this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. No limit exists on the aggregate amount of the securities we or selling unitholders may sell pursuant to the registration statement of which this prospectus is a part.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common or preferred units described herein, shall mean specifically Teekay Offshore Partners L.P. and, when used in this prospectus in connection with debt securities, shall refer jointly to Teekay Offshore Partners L.P. and Teekay Offshore Finance Corp. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are “forward-looking statements”. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in other reports we file with the SEC and that are incorporated into this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement, and accordingly, you should not place undue reliance on forward-looking statements.

TEEKAY OFFSHORE PARTNERS L.P.

Teekay Offshore Partners L.P. is an international provider of marine transportation, oil production and storage services to the offshore oil industry, focusing on the growing deep water offshore oil regions of the North Sea and Brazil. We were formed in August 2006 by Teekay Corporation (NYSE:TK), a leading provider of marine services to the global oil and gas industries, to further develop its operations in the offshore market. Our growth strategy focuses on expanding our fleet of shuttle tankers, floating storage and offtake (or FSO) units, floating production, storage and offloading (or FPSO) units and towage tankers under long-term, fixed-rate time charters. We intend to continue our practice of acquiring shuttle tankers, FSO units, FPSO units and towage tankers as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We have entered into and may enter into additional joint ventures and partnerships with companies that may provide increased access to these opportunities or we may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. We have rights to participate in certain other FPSO, shuttle tanker and other opportunities that may be provided by Teekay Corporation or other entities. Our operating fleet operates under medium to long-term, stable contracts and we are structured as a publicly-traded master limited partnership. Teekay Corporation indirectly owns and controls our general partner and beneficially owns a 29.3% limited partner interest in us, including a 2% general partner interest.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us and our subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us substantially all of our administrative services and to our subsidiaries substantially all of their strategic, business development, advisory, ship management, technical and administrative services.

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekayoffshore.com. The information contained in our website is not part of this prospectus.

TEEKAY OFFSHORE FINANCE CORP.

Teekay Offshore Finance Corp. is a Marshall Islands corporation and wholly owned subsidiary of Teekay Offshore Partners L.P. It has nominal assets and its activities will be limited to acting as co-issuer of certain securities and engaging in other activities incidental thereto. Teekay Offshore Finance Corp. may act as co-issuer of certain securities to allow investments by institutional investors that may not otherwise be able to invest due to our structure and investment restrictions under their respective states of organization or charters. You should not expect Teekay Offshore Finance Corp. to be able to service obligations on the securities.

RISK FACTORS

Before investing in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in any of our securities, you should carefully consider all information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay distributions on our securities, the trading price of our securities could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. We will not receive any proceeds from the sale of our common units by any selling unitholder.

RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND

PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our ratio of earnings to (a) fixed charges and (b) fixed charges and preferred unit distributions for the periods presented:

	Three Months Ended March 31, 2014		Year Ended December 31,
			2013		2012		2011		2010		2009
Ratio of earnings to fixed charges(1)	1.1	x	1.6	x	2.9	x	—	(2)	1.7	x	2.8	x
Ratio of earnings to fixed charges and to preferred unit distributions(1)	1.0	x	1.5	x	2.9	x	—	(2)	1.7	x	2.8	x
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—		—		—		90,124		—		—
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preferred unit distributions	—		—		—		90,124		—		—

(1)	This data is unaudited for all periods presented. For purposes of calculating the ratios of consolidated earnings to fixed charges and to fixed charges and preferred unit distributions:

•	“earnings” is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income of equity investees, and subtracting interest capitalized;

•	“fixed charges” represent (i) interest that is expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) interest within time-charter hire expense; and

•	“preferred unit distributions” represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preferred units and is computed as the amount of (a) the distribution divided by (b) the result of one minus the effective income tax rate applicable to continuing operations.

The ratios of earnings to fixed charges and to fixed charges and preferred unit distributions are ratios that we are required to present in this prospectus and have been calculated in accordance with SEC rules and regulations. These ratios have no application to our credit and lease facilities and preferred units and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges or to fixed charges and preferred unit distributions for this period was less than 1.0x.

DESCRIPTION OF SECURITIES

We may offer common units, preferred units, convertible preferred units, debt securities or convertible debt securities. We will set forth in an accompanying prospectus supplement a description of the common units, preferred units, convertible preferred units, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, including the public offering price and any net proceeds to us, will be contained in the accompanying prospectus supplement and other offering material relating to such offering.

SELLING UNITHOLDERS

Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings we make with the SEC under the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act), that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any selling unitholder may sell the securities offered by this prospectus and applicable prospectus supplements from time to time on a continuous or delayed basis:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers or other persons or entities;

•	through a combination of any such methods; or

•	through other means.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in a prospectus supplement or other appropriate filing.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Offshore Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company, and Teekay Offshore Finance Corp. is incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries and of Teekay Offshore Finance Corp. are residents of countries other than the United States. Substantially all of our and our subsidiaries’ and Teekay Offshore Finance Corp.’s assets and a substantial portion of the assets of the directors and officers of our general partner and of Teekay Offshore Finance Corp. are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries, Teekay Offshore Finance Corp. or the directors and officers of our general partner or Teekay Offshore Finance Corp. or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we and Teekay Offshore Finance Corp. have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner, Teekay Offshore Finance Corp. or our general partner’s or Teekay Offshore Finance Corp.’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner, Teekay Offshore Finance Corp. or our general partner’s or Teekay Offshore Finance Corp.’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, Perkins Coie LLP will pass upon certain legal matters for us with respect to the offering of the securities. Unless otherwise stated in any applicable prospectus supplement, the validity of the securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands and New York will be passed upon for us by Watson, Farley & Williams LLP. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Teekay Offshore Partners L.P. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein and in the related registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of Teekay Offshore Partners L.P. issued at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2013;

•	all subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering;

•	our Report on Form 6-K filed with the SEC on May 19, 2014;

•	all subsequent Reports on Form 6-K filed with the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part;

•	the description of our common units contained in our Registration Statement on Form 8-A/A filed with the SEC on May 7, 2013, including any subsequent amendments or reports filed for the purpose of updating such description; and

•	the description of our Series A preferred units contained in our Registration Statement on Form 8-A filed with the SEC on April 25, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekayoffshore.com, or by writing or calling us at the following address:

Teekay Offshore Partners, L.P.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus.

U.S. Securities and Exchange Commission registration fee	$	*
Legal fees and expenses		**
Accounting fees and expenses		**
Printing costs		**
Transfer agent fees		**
Trustee fees		**
NYSE listing fee		**
FINRA filing fee		**
Miscellaneous		**

Total	$	**

*	In accordance with Rules 456(b) and 457(r) of the U.S. Securities Act of 1933, as amended, we are deferring payment of the registration fee for the securities offered.
**	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

$

Teekay Offshore Partners L.P.

Teekay Offshore Finance Corp.

    % Notes due 2019

PROSPECTUS SUPPLEMENT

Joint Book-running Managers and Structuring Agents

Sterne Agee	DNB Markets

Co-Managers

ABN AMRO
Raymond James
Scotiabank

May     , 2014